UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Brunswick Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2008

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held on Wednesday, May 7, 2008, at 1:00 p.m. CDT at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois.

We are pleased to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this new e-proxy process will expedite shareholders’ receipt of proxy materials and reduce the costs and environmental impact of our Annual Meeting. On March 26, 2008, we will begin mailing a notice to our shareholders containing instructions on how to access our 2008 Proxy Statement and our 2007 Annual Report on Form 10-K on-line, as well as instructions on how to receive paper copies of these documents for shareholders who so elect.

Whether or not you plan to attend the meeting, we urge you to vote either by telephone, on the Internet or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued support of Brunswick.

Sincerely,

Dustan E. McCoy

Chairman and Chief Executive Officer

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Notice of Annual Meeting

March 25, 2008

Dear Brunswick Shareholder:

The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 7, 2008, at 1:00 p.m. CDT for the following purposes:

(1)	To elect three (3) directors;

(2)	To ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm; and

(3)	To consider other business that may properly come before the meeting.

By order of the Board of Directors,

Lloyd C. Chatfield II

Secretary

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045-4811

Telephone 847.735.4700

Proxy Statement

The Board of Directors of Brunswick Corporation (“Brunswick” or the “Company”) is soliciting proxies from Brunswick’s shareholders for the annual meeting to be held at Brunswick’s corporate offices, 1 N. Field Court, Lake Forest, Illinois, on Wednesday, May 7, 2008, at 1:00 p.m. CDT (the “Annual Meeting”). As required by rules recently adopted by the Securities and Exchange Commission (the “SEC”), Brunswick is making this Proxy Statement and its Annual Report on Form 10-K available to its shareholders electronically via the Internet. In addition, Brunswick is using the SEC’s new Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about March 26, 2008, Brunswick will be mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (the “Notice”) to its shareholders containing instructions on how to access this Proxy Statement and Brunswick’s Annual Report on the Internet, how to vote on-line or by telephone, and how to receive paper copies of the documents and a proxy card.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the Notice, including the election of three (3) directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm.

Who may vote at the Annual Meeting?

Only holders of one or more of the 87,580,585 shares of Brunswick Common Stock issued and outstanding as of the close of business on March 10, 2008 (the “Record Date”) will be entitled to vote at the meeting. Each holder as of the Record Date is entitled to one vote for each share of Brunswick Common Stock held.

Who can attend the meeting?

Only shareholders who owned Brunswick Common Stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of the Record Date.

How do I vote?

If you are a shareholder of record, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on your Notice for voting by telephone or on the Internet at www.proxyvote.com or (iii) by signing, dating and mailing in a proxy card. The deadline for voting by telephone or on the Internet is 5:00 p.m. EDT on May 6, 2008. You may vote your shares for all, some or none of the nominees for director and for or against ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm.

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

How do I vote my shares in Brunswick Employee Stock Plans?

If you are a participant in the Brunswick Retirement Savings Plan or the Brunswick Rewards Plan, you will not be able to vote the shares that you hold in those plans by voting in person at the Annual Meeting. Instead, you may instruct the trustee for the plan or plans you participate in how to cast the votes related to your plan shares. You may give instructions to the plan trustee for the plan or plans by telephone, on the Internet or by mail. To vote by telephone or on the Internet, please follow the instructions on the Notice. To vote by mail, complete, sign and date a proxy card and return it in the provided prepaid envelope. Your vote must be received by 5:00 p.m. EDT on May 2, 2008. The trustee will vote your shares as you indicate. The trustee will vote allocated shares for which proxies are not received in the same proportion as it votes allocated shares for which it receives instructions.

Who will count the votes?

Brunswick’s tabulator, Broadridge Financial Solutions, Inc., will count the votes. Representatives of Brunswick’s Shareholder Services Department will act as inspectors of election.

How will my shares be voted if I sign, date and return a proxy card?

If you sign, date and return a proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return a proxy card but do not indicate how you would like your shares voted, your proxy will be voted for the election of the three (3) director nominees and for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for 2008.

What are the Board’s recommendations?

The Board recommends a vote for the election of the three (3) director nominees. The Board and the Audit Committee recommend the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm for 2008. With respect to any other matter that is properly brought before the meeting, the proxy holders will vote the proxies held by them in accordance with their best judgment.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting on the election of directors. This means that the three (3) nominees receiving the most votes “For” election at the Annual Meeting will be elected to the Board of Directors. Because directors are elected by a plurality, abstentions will not affect the outcome. If any one or more of the three (3) director nominees is unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for the individual or individuals that the Board designates as alternates.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy and entitled to vote, will be required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as Brunswick’s independent registered public accounting firm. Because the vote to ratify the independent registered public accounting firm requires a majority of the shares represented and entitled to vote at the meeting, abstentions will have the same effect as votes against ratification.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 87,580,585 shares of Brunswick Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed ballots either marked “abstain” or “withhold authority to vote,” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes.

How will broker non-votes be treated?

Brunswick will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to Brunswick’s tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

Brunswick pays all of the costs of preparing, mailing and soliciting proxies. Brunswick asks brokers, banks, voting trustees and other nominees and fiduciaries to forward notices and, when requested, proxy materials to the beneficial owners and to obtain authority to execute proxies. Brunswick will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, Brunswick has retained the services of Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $9,900 plus expenses.

What if other matters come up during the meeting?

If any matters other than those referred to in the Notice properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. Brunswick is not aware of any business other than the items referred to in the Notice that may be considered at the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of printed proxy materials?

Pursuant to the new rules adopted by the SEC, Brunswick is required to provide access to its proxy materials over the Internet and elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, Brunswick sent a Notice to all of its shareholders as of the Record Date. All shareholders may access Brunswick’s proxy materials on the Web site referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access Brunswick’s proxy materials over the Internet or to request a printed copy can be found on the Notice. In addition, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save Brunswick the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Multiple individuals residing in my home are beneficial owners of shares of Brunswick Common Stock. Why did we receive only one mailing?

Brunswick is sending only one envelope with multiple Notices to you if you share a single address with another shareholder, unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce Brunswick’s printing and mailing costs. If you wish to receive duplicate mailings in the future, you may contact Brunswick Shareholder Services by telephone at 847-735-4294, by mail at 1 N. Field Court, Lake Forest, IL 60045, or by e-mail at services@brunswick.com. If you currently receive multiple envelopes, you can request householding by contacting Brunswick Shareholder Services. If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the holder of record.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect three (3) individuals to serve on the Board of Directors. The current Board of Directors, acting pursuant to a recommendation from the Nominating and Corporate Governance Committee, has nominated Cambria W. Dunaway, Dustan E. McCoy and Ralph C. Stayer for election as directors to serve for terms expiring at the 2011 Annual Meeting or until their respective successors have been elected and qualified. Ms. Dunaway, Mr. McCoy and Mr. Stayer have served as directors since 2006, 2005 and 2002, respectively.

Brunswick’s Board of Directors has ten (10) members divided among three classes. One class consists of four (4) directors and the others consist of three (3) directors. Peter B. Hamilton, Peter Harf and Roger W. Schipke retired from the Board effective January 31, 2007, March 13, 2007 and May 2, 2007, respectively.

Biographical information follows for each person nominated and each person whose term of office will continue after the Annual Meeting.

Nominees for Election For Terms Expiring at the 2011 Annual Meeting:

Cambria W. Dunaway	Director since 2006

Executive Vice President, Sales and Marketing, Nintendo of America since November 2007; Chief Marketing Officer of Yahoo! Inc., a global Internet destination, 2003-2007; Vice President of Kids & Teens Brands for Frito Lay North America, a division of PepsiCo, Inc., from 2000 to 2003; age 45.

Dustan E. McCoy	Director since 2005

Chairman and Chief Executive Officer of Brunswick Corporation since December 2005; President of the Brunswick Boat Group, 2000 to 2005; Vice President, General Counsel and Corporate Secretary of Brunswick, 1999 to 2000; Executive Vice President of Witco Corporation, a specialty chemicals company, January to September 1999; Senior Vice President, General Counsel and Corporate Secretary of Witco Corporation, 1996 to 1998; director of Louisiana-Pacific Corporation and Freeport-McMoRan Copper & Gold Inc.; age 58.

Ralph C. Stayer	Director since 2002

Chairman, President and Chief Executive Officer of Johnsonville Sausage LLC since 1978; Founder of Leadership Dynamics, a consulting firm; National Trustee of Boys and Girls Clubs — Midwest Region; Chairman of Marian College Board of Trustees; Board member of PAVE, an organization dedicated to improving education opportunities for urban students in Milwaukee; age 64.

The Board of Directors recommends a vote FOR the nominees named above.

Directors Continuing in Office Until the 2010 Annual Meeting:

Nolan D. Archibald	Director since 1995

Chairman, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; recipient of American Marketing Association’s Edison Achievement Award; director of Lockheed Martin Corporation and Huntsman Corporation; age 64.

Jeffrey L. Bleustein	Director since 1997

Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; Chief Executive Officer of Harley-Davidson, Inc., 1997 to 2005; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993 to 1997; member of President’s Council on the 21st Century Workforce; director of Kohler Co.; age 68.

Graham H. Phillips	Director since 2002

Retired; Chairman and Chief Executive Officer of Young & Rubicam Advertising, a global marketing and communications organization, 1999 to 2000; Chairman of Burson-Marsteller, the perception management division of Young & Rubicam, Inc., 1997 to 1999; Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide, a marketing communications company, 1989 to 1992; age 69.

Lawrence A. Zimmerman	Director since 2006

Chief Financial Officer and Executive Vice President of Xerox Corporation, a document management company, since 2002; Vice President, Finance and Planning, Server and Technology division of International Business Machines Corporation, 1996 to 1998; director of The Stanley Works; age 65.

Directors Continuing in Office Until the 2009 Annual Meeting:

Michael J. Callahan	Director since 1991

Retired; President and Chief Executive Officer and Director of Material Sciences Corporation, a manufacturer and marketer of material-based solutions, 2003 to 2004; Financial consultant, 1999 to 2003; Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals for industry and agriculture, 1994 to 1999; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992 to 1994; age 69.

Manuel A. Fernandez	Director since 1997

Managing Director of SI Ventures, LLC, a venture capital partnership, since 1998; Chairman Emeritus of Gartner, Inc., an information technology company, since 1999; Chairman, President and Chief Executive Officer of Gartner Group, Inc., 1991 to 1999; director of The Black & Decker Corporation, Flowers Foods, Inc., and Sysco Corporation; age 61.

J. Steven Whisler	Director since 2007

Retired; Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, 2000 to 2007; employed by Phelps Dodge Corporation in a number of positions since 1976, including President and Chief Operating Officer; director of Burlington Northern Santa Fe Corporation, International Paper Company and U.S. Airways Group Inc.; age 53.

CORPORATE GOVERNANCE

Overview

The Board of Directors has adopted written Principles and Practices (the “Principles”) to assist it in the performance of its duties and the exercise of its responsibilities. The Principles are available at Brunswick’s Web site, www.brunswick.com/company/governance/principlespractices.php, or in print upon request by any Brunswick shareholder. The Principles reflect the views of the Board with respect to corporate governance issues. The Board believes that good corporate governance is a source of competitive advantage for Brunswick. Good governance allows the skills, experience and judgment of the Board to support Brunswick’s executive management team, enabling management to improve Brunswick’s performance and maximize shareholder value.

The Board of Directors met seven (7) times during 2007. All directors attended 75 percent or more of the Board meetings and meetings of committees of which they were members during 2007. The Principles provide that all members of the Board are requested to attend Brunswick’s Annual Meeting of Shareholders in person and all members of the Board attended the 2007 Annual Meeting of Shareholders. The non-management directors regularly meet without members of management present; at these meetings, Mr. Fernandez serves as the presiding director.

Brunswick Ethics Program

The Board has adopted a Code of Ethics for Senior Financial Officers and Managers (the “Financial Officer Code of Ethics”). The Financial Officer Code of Ethics, which applies to Brunswick’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other Brunswick employees designated by the Board, sets forth standards to which these officers are to adhere in areas such as conflicts of interest, disclosure of information and compliance with law. The Financial Officer Code of Ethics supplements Making the Right Choice: The Brunswick Guide to Conduct in the Workplace (the “Guide”), which applies to all employees, officers and directors, and includes standards and procedures for addressing potential conflicts of interest. These policies are overseen and administered by the Nominating and Corporate Governance Committee and the Company’s Ethics Office. The Financial Officer Code of Ethics is available at www.brunswick.com/company/governance/codeofethics.php and the Guide is available at www.brunswick.com/company/ethics/index.php or in print upon request by any Brunswick shareholder. If it grants a waiver of the policies set forth in the Financial Officer Code of Ethics or the Guide, Brunswick will, to the extent required by applicable law or regulation, disclose that waiver by making an appropriate statement on its Web site at www.brunswick.com.

Shareholder Communications

The Principles provide that Brunswick shareholders may, at any time, communicate in writing with the Board, the presiding director, or the non-management directors as a group, by writing to such director(s) at: Brunswick Corporation, 1 N. Field Ct., Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; e-mail: corporate.secretary@brunswick.com). Copies of written communications received at this address will be provided to the Board, the presiding director or the non-management directors as a group unless such communications are considered, in consultation with the non-management directors, to be improper for submission to the intended recipient(s). Other interested parties may also use this procedure for communicating with the Board, individual directors or any group of directors.

Director Independence, Compensation Committee Interlocks and Insider Participation

The Principles require that independent directors must constitute a substantial majority of the Board and that no more than two members of management may serve on the Board at the same time. The Principles and the rules of the New York Stock Exchange (the “NYSE”) both provide that no director will be considered to be independent unless the Board affirmatively determines that the director has no material relationship with Brunswick (either directly or as a proprietor, partner, shareholder or officer of an organization that has a relationship with Brunswick). In the Principles, the Board has adopted the following categorical standards to use in determining whether a relationship between Brunswick and a director (or an organization with which a director is affiliated) will be material for the purpose of independence determinations:

•

If a director is also a director, an executive officer or employee of a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues;

•

If a member of the director’s immediate family is a director or an executive officer of a business organization that has made payments to, or received payments from, Brunswick for property or services, in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2 percent of the business organization’s consolidated gross revenues;

•

If a director or a member of the director’s immediate family is also a proprietor or managing partner of any organization, or a director or executive officer of another corporation that is indebted to Brunswick, or to which Brunswick is indebted, and the total amount of either organization’s indebtedness to the other, in any of the last three fiscal years, exceeds 2 percent of the total consolidated assets of either Brunswick or such other corporation; and

•

If a director or a member of the director’s immediate family serves as an officer, director or trustee of a charitable organization to which Brunswick makes discretionary charitable contributions, and Brunswick’s charitable contributions to such organization in any of the last three fiscal years exceed the greater of $1.0 million or 2 percent of the charitable organization’s consolidated gross revenues.

In addition, the Principles provide that a director will not be considered independent if:

•	the director is, or within the prior three years has been, an employee of Brunswick or any of its affiliates;

•	a member of the director’s immediate family is, or within the prior three years has been, an executive officer of Brunswick or any of its affiliates;

•

the director has a business relationship with Brunswick or is a proprietor, partner, controlling shareholder or executive officer of any organization that has a business relationship with Brunswick, unless in any such case, the Board determines that the relationship is not such that it will interfere with the director’s exercise of independent business judgment;

•

the director or a member of the director’s immediate family is, or within the prior three years has been, employed as an executive officer of any other business organization where any of Brunswick’s present executive officers serve or served on that business organization’s compensation, nominating or directors’ affairs committee;

•

the director is, or within the prior three years has been, a partner or employee of a present or former internal or external auditor of Brunswick and personally worked on Brunswick’s audit during that time;

•	a member of the director’s immediate family has certain specified relationships with Brunswick’s internal or external auditor; or

•

the director or an immediate family member of the director has received, during any 12-month period within the prior three years, more than $100,000 in direct compensation from Brunswick (excluding fees for Board and Board committee service, pension or other forms of deferred compensation for prior service).

Applying the standards described above and set forth in the Principles, and considering all relevant facts and circumstances, the Board has made an affirmative determination that, with the exception of Mr. Whisler, all of the non-management directors have no material relationship with Brunswick and are otherwise independent. Mr. Whisler is not considered independent under the Principles and the NYSE rules because, from May 2006 to March 2007, Mr. McCoy was a member of the Compensation Committee of Phelps Dodge Corporation while Mr. Whisler served as its Chairman and Chief Executive Officer. Mr. Whisler will be eligible for independent status in 2010, when three years will have passed since this prior affiliation terminated.

Board Committees

The Board of Directors has Audit, Finance, Human Resources and Compensation, Nominating and Corporate Governance and Qualified Legal Compliance Committees. Each Committee, other than the Finance Committee, is comprised solely of independent directors, as that standard is determined both in the Principles and in the New York Stock Exchange Listed Company Manual. The Finance Committee is comprised of a majority of independent directors. Each of the Committees may, at its sole discretion and at Brunswick’s expense, obtain advice and assistance from outside legal, financial, accounting or other experts and advisors. The following table shows the membership of these committees:

Name	Audit		Finance		Human Resources and Compensation		Nominating and Corporate Governance		Qualified Legal Compliance

Nolan D. Archibald			X	*
Jeffrey L. Bleustein							X	*	X	*
Michael J. Callahan	X		X
Cambria W. Dunaway							X
Manuel A. Fernandez					X	*
Dustan E. McCoy
Graham H. Phillips					X				X
Ralph C. Stayer	X								X
J. Steven Whisler			X
Lawrence A. Zimmerman	X	*

*	Committee chair

The principal responsibilities of each of these committees are described generally below, and in detail in their respective Committee Charters, which are available at www.brunswick.com/company/governance/committees.html or in print upon request by any Brunswick shareholder.

Audit Committee

Members of the Audit Committee are Mr. Zimmerman (Chairman), Mr. Callahan and Mr. Stayer. The Board has determined that Mr. Callahan and Mr. Zimmerman are Audit Committee “financial experts”, as such term is defined by the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board in overseeing Brunswick’s accounting, auditing and reporting practices, its internal controls and the integrity of its financial information. The Audit Committee maintains free and open communication with, and meets separately at each regularly scheduled Board meeting with, the independent registered public accounting firm, the internal auditors and management.

The Audit Committee met twelve (12) times during 2007.

Finance Committee

Members of the Finance Committee are Mr. Archibald (Chairman), Mr. Callahan and Mr. Whisler. The Finance Committee assists the Board in overseeing Brunswick’s financial structure, financial policies and procedures, capital expenditures and capital expenditure budgets, and proposals for corporate financing, short-term and long-term borrowings, the declaration and distribution of dividends, material investments and divestitures, tax strategy, insurance coverage and risk management, as well as the funding and performance of Brunswick’s pension funds.

The Finance Committee met four (4) times during 2007.

Human Resources and Compensation Committee

Members of the Human Resources and Compensation Committee are Mr. Fernandez (Chairman) and Mr. Phillips. The Human Resources and Compensation Committee’s authority includes, among other duties, the following responsibilities:

•

Annually review and approve goals and objectives relative to Brunswick’s senior executives; together with the Chairman and Chief Executive Officer, evaluate the performance of senior executives in light of these criteria; and oversee management development and succession planning.

•

Review on an annual basis, and make recommendations to the Board of Directors regarding, the compensation (including salary, bonus and other cash compensation) of the Chairman and Chief Executive Officer.

•

Approve equity awards to the Chairman and Chief Executive Officer and compensation (including salary, bonus, stock options and other equity-based and other incentive compensation) to be paid to other senior executives, and authorize senior executives to approve awards to employees who are not senior executives based upon criteria established by the Committee.

The Committee meets in conjunction with regularly scheduled meetings of the Board of Directors and as otherwise required. Meeting materials are sent to members of the Committee six to seven days prior to the meeting. Major issues are typically reviewed during two meetings prior to being approved. For example, anticipated performance against Brunswick Performance Plan and Strategic Incentive Plan performance criteria; potential award issues such as automatic deferrals; suggested changes to equity award terms and conditions; and proxy statement disclosures, are reviewed at the Committee’s December meeting and finalized at the February meeting. Meetings are regularly attended by the Chairman and Chief Executive Officer, and Vice President and Chief Human Resources Officer. At each meeting, the Committee meets in executive session.

The Human Resources and Compensation Committee delegates to the Chairman and Chief Executive Officer responsibility for developing bonus funding formulas for Brunswick divisions, and for conducting performance evaluations and development and succession planning for senior executives. The Committee delegates to Brunswick’s senior executives authority to allocate equity awards to employees who are not senior executives based on criteria established by the Committee, and to Brunswick’s Human Resources department responsibility to oversee policies for the administration of compensation and benefit plans.

The Chairman and Chief Executive Officer is responsible for establishing strategies to achieve the Company’s objectives. To ensure that executive compensation is consistent with those objectives, the Chairman and Chief Executive Officer is responsible for making recommendations to the Committee regarding the following: compensation goals and principles; the peer group of companies to be used to determine compensation ranges; selection of performance targets for incentive plans, with input from other senior executives; performance rating and compensation actions to be taken; and salary increases, incentive awards and equity grants for senior executives.

Brunswick’s senior executives have no role in setting outside director compensation. The Nominating and Corporate Governance Committee of the Board of Directors has responsibility for recommending director compensation design to the Board of Directors for review and action. Brunswick’s Human Resources department provides the Nominating and Corporate Governance Committee with director compensation data as reported in proxy statements, including data relating to peer group and other similarly sized companies, as well as data from published surveys.

The Human Resources and Compensation Committee has engaged Deloitte LLP to provide advice on various aspects of Brunswick’s executive compensation programs, including selecting an appropriate peer group, evaluating incentive plan performance criteria and targets, reviewing benchmarking methodology, and providing updates on trends and technical developments. The Committee meets with the consultant in executive session on a regular basis.

The Human Resources and Compensation Committee met five (5) times during 2007.

Nominating and Corporate Governance Committee

Members of the Nominating and Corporate Governance Committee are Mr. Bleustein (Chairman) and Ms. Dunaway. The Nominating and Corporate Governance Committee assists the Board in overseeing policies and programs designed to ensure Brunswick’s adherence to the highest corporate governance and ethical standards and compliance with all applicable legal and regulatory requirements. Together with the Human Resources and Compensation Committee, it oversees the annual review of the Chairman and Chief Executive Officer’s performance. The Committee identifies, screens, interviews and recommends to the Board potential director nominees, and oversees other matters related to Board composition, performance, standards, size and membership, including the development of guidelines to ensure appropriate diversity of perspective, background and experience in Board membership. The Committee also makes recommendations on director compensation.

The Nominating and Corporate Governance Committee met five (5) times during 2007.

Qualified Legal Compliance Committee

Members of the Qualified Legal Compliance Committee are Mr. Bleustein (Chairman), Mr. Phillips and Mr. Stayer. The Qualified Legal Compliance Committee receives and investigates reports made to it concerning possible material violations of law or breaches of fiduciary duty by the Company or any of its officers, directors, employees or agents. During 2007, no reports were made to the Qualified Legal Compliance Committee, and, therefore, it did not meet.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Nominating and Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period. Additional consideration is given to achieving an overall balance of diversity of perspectives, backgrounds and experiences in Board membership.

The Nominating and Corporate Governance Committee will consider qualified director candidates who are suggested by shareholders in written submissions to Brunswick’s Secretary at Brunswick Corporation, 1 N. Field Ct., Lake Forest, Illinois 60045; Attention: Corporate Secretary’s Office (fax no. 847-735-4433; e-mail: corporate.secretary@brunswick.com). Any recommendation submitted by a shareholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the shareholder believes the candidate is suitable for election. The Nominating and Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, shareholders may also, pursuant to procedures established in the By-laws, directly nominate one or more director candidates to stand for election at an annual or special meeting of shareholders. For an annual meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For a special meeting of shareholders, a shareholder wishing to make such a nomination must deliver written notice of the nomination to Brunswick’s Secretary not later than the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders. In either case, a notice of nomination submitted by a shareholder must include information concerning the nominating shareholder and the shareholder’s nominee(s) as required by the By-laws.

STOCK HELD BY DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL SHAREHOLDERS

Each director and nominee for director, each executive officer listed in the summary compensation table, and all directors and executive officers as a group, owned the number of shares of Brunswick Common Stock set forth in the following table, with sole voting and investment power except as otherwise indicated:

Name of Individual or Persons in Group (1)	Number of Shares Beneficially Owned as of March 10, 2008		Percent of Class
Nolan D. Archibald	67,265	(2)	*
Jeffrey L. Bleustein	55,102	(2)	*
Michael J. Callahan	82,253	(2)	*
Cambria W. Dunaway	3,975	(2)	*

Manuel A. Fernandez	61,014	(2)	*
Graham H. Phillips	21,444	(2)	*
Ralph C. Stayer	41,859	(2)	*
J. Steven Whisler	2,177	(2)	*
Lawrence A. Zimmerman	15,208	(2)	*
Dustan E. McCoy	192,072	(3)	*
Peter G. Leemputte	98,768	(3)	*
B. Russell Lockridge	32,246	(3)	*
Patrick C. Mackey	107,497	(3,4)	*
John E. Stransky	45,721	(3)	*

All directors and executive officers as a group	905,703	(2,3)	1.0%

*	Less than 1 percent

(1)	Does not include ownership by Peter Hamilton, Peter Harf or Roger Schipke as they are no longer directors of the Company and the Company does not have access to information regarding their respective holdings.

(2)	Includes the following shares of Brunswick Common Stock issuable to non-employee directors, receipt of which has been deferred until the date of the director’s retirement from the Board: Mr. Archibald 37,265 shares, Mr. Bleustein 35,102 shares, Mr. Callahan 43,931 shares, Ms. Dunaway 1,559 shares, Mr. Fernandez 46,014 shares, Mr. Phillips 15,444 shares, Mr. Stayer 8,079 shares, Mr. Whisler 1,177 shares, Mr. Zimmerman 11,708 shares and all non-employee directors as a group 200,279 shares. Also includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 10, 2008: Messrs. Archibald 15,000 shares, Bleustein 15,000 shares, Callahan 15,000 shares, Fernandez 15,000 shares, Phillips 6,000 shares and Stayer 9,180 shares. None of these shares has been pledged as security.

Excludes 19,706 shares of Brunswick Common Stock issuable to Mr. Stayer, receipt of which has been deferred. Mr. Stayer will be entitled to receive these deferred shares in predetermined installments, which will commence at varying times in accordance with his election following his retirement from the Board of Directors.

(3)	Includes the following shares of Brunswick Common Stock issuable pursuant to stock options exercisable within 60 days of March 10, 2008: Messrs. McCoy 153,000 shares, Leemputte 48,000 shares, Lockridge 29,500 shares, Mackey 75,250 shares, Stransky 40,250 shares and all executive officers as a group 403,425 shares.

Includes the following shares of Brunswick Common Stock held by the Brunswick Savings Plan as of December 31, 2007: Messrs. McCoy 100 shares, Leemputte 56 shares, Mackey 2,384 shares and all executive officers as a group 3,271 shares.

Includes the following restricted units of Brunswick Common Stock issuable to officers on which the restrictions would lapse if they should leave: Messrs. McCoy 4,524 shares, Leemputte 3,521 shares, Lockridge 2,031 shares and Stransky 4,646 shares. Excludes the following shares of Brunswick Common Stock issuable to officers, receipt of which has been deferred: Messrs. McCoy 83,206 shares, Leemputte 2,663 shares, Lockridge 27,275 shares, Mackey 57,186 shares, Stransky 20,469 shares and all executive officers as a group 205,283 shares. These officers will be entitled to receive these deferred shares in predetermined installments which will commence at varying times, in accordance with each officer’s individual election.

None of these shares has been pledged as security.

(4)	Mr. Mackey retired as Executive Vice President, Chief Operating Officer – Marine and President – Mercury Marine Group effective March 1, 2008.

Those shareholders known to Brunswick that beneficially own more than 5 percent of Brunswick’s outstanding Common Stock are:

Name and Address of Beneficial Owner	Shares Beneficially Owned as of December 31, 2007		Percent of Class
FMR LLC and certain of its affiliates 82 Devonshire Street Boston, MA 02109	13,244,568	(1)	15.06%

AXA Assurances I.A.R.D. Mutuelle and certain of its affiliates 26, rue Drouot 75009 Paris, France	5,522,432	(2)	6.30%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,823,287	(3)	5.40%

Snow Capital Management, L.P. Georgetowne Drive, Suite 400 Sewickley, PA 15143	4,706,999	(4)	5.35%

(1)	This information is based upon a Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on February 14, 2008. The FMR reporting entities are Fidelity Management & Research Company which holds 13,040,647 shares or 14.83% of the total outstanding common stock as of February 14, 2008, Edward C. Johnson and members of his family, Strategic Advisers, Pyramis Global Advisors Trust Company, and Fidelity International Limited. The ownership of one investment company, Fidelity Value Fund, amounted to 5,565,208 shares or 6.329% of the Common Stock outstanding. FMR has sole voting power over 204,425 shares and sole dispositive power over 13,244,568 shares.

(2)	This information is based upon a Schedule 13G filed by AXA Assurances I.A.R.D. Mutuelle and certain of its affiliates (“AXA”) with the Securities and Exchange Commission on February 14, 2008. The AXA reporting entities are AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc. AXA has sole voting power over 4,541,776 shares, shared voting power over 20,490 shares, sole dispositive power over 5,522,400 shares and shared dispositive power over 32 shares.

(3)	This information is based upon a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with the Securities and Exchange Commission on February 13, 2008. T. Rowe Price has sole voting power over 423,217 shares and sole dispositive power over 4,823,287 shares.

(4)	This information is based upon a Schedule 13G filed by Snow Capital Management, L.P. (“Snow”) with the Securities and Exchange Commission on January 22, 2008. Snow has sole voting power over 4,683,554 shares and sole dispositive power over 4,706,999 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2007, regarding Brunswick Common Stock that may be issued under equity compensation plans currently maintained by Brunswick.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,217,370	(2)	$33.22	(3)	3,951,102	(4)

Equity compensation plans not approved by security holders (5)	75,180	(6)	$25.10		0

TOTAL	5,292,550				3,951,102

(1)	The following plans have been approved by Brunswick shareholders: the Brunswick Corporation 2003 Stock Incentive Plan, the Brunswick Corporation 1991 Stock Plan, the Brunswick Corporation 1994 Stock Option Plan for Non-Employee Directors and the 1995 Stock Plan for Non-Employee Directors.

(2)	Includes 4,143,358 shares of Brunswick Common Stock subject to outstanding options, 639,418 shares of Brunswick Common Stock subject to deferred obligations to issue shares of Brunswick Common stock and 434,594 shares of restricted stock obligations to issue shares of Brunswick Common stock.

(3)	The weighted average exercise price was calculated solely with respect to outstanding stock options. Deferred and Restricted stock obligations to issue shares of Brunswick Common Stock have been disregarded for purposes of calculating the weighted average exercise price because no exercise price is associated with those obligations.

(4)	All shares are available under the 2003 Stock Incentive Plan.

(5)	The Brunswick Corporation 1997 Stock Plan for Non-Employee Directors has not been approved by shareholders.

(6)	Consists solely of outstanding stock options under the Brunswick Corporation 1997 Stock Plan for Non-Employee Directors. No future grants will be awarded under such Plan.

Brunswick Corporation 1997 Stock Plan for Non-Employee Directors

The Brunswick 1997 Stock Plan for Non-Employee Directors (the “1997 Plan”) was not approved by shareholders. No additional awards may be granted under the 1997 Plan, although options granted under the 1997 Plan remain outstanding. All such options were granted with an exercise price of not less than the fair market value of a share of Brunswick Common Stock on the date of grant. Payment of the exercise price may be made in cash, other shares of Brunswick Common Stock or by a combination thereof, with the right to have shares withheld or to deliver previously acquired shares to satisfy tax withholding obligations on exercise of the option. Other terms applicable to options granted under the 1997 Plan were established by the Board at the time the options were granted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Brunswick’s compensation program objectives and key design principles are:

Objectives: Compensation programs for named executive officers (“NEOs”), as well as other senior managers, are designed to:

•     Ensure that compensation reinforces achievement of business objectives, execution of strategy and is consistent with results.

•     Attract, retain and motivate the talent required to ensure Brunswick’s continued success.

•     Reward performance in a given year and achievements over a sustained period.

•     Reinforce Brunswick’s pay-for-performance culture.

Design Principles: Brunswick believes a substantial portion of senior management compensation should be at risk. Compensation programs are designed to ensure that a significant percentage of total compensation is contingent on achievement of performance goals.

Compensation should be competitive with other employment opportunities.

A competitive compensation program is critical in attracting and retaining the talent Brunswick needs to achieve its established objectives.

Brunswick assesses the competitiveness of management compensation every two years using survey data from Hewitt Associates LLC. For 2006, Brunswick examined the executive compensation practices of a peer group of 21 publicly traded companies to assess the competitiveness of total compensation and pay mix. Most, but not all, of these companies have manufacturing operations. Brunswick’s target pay mix and total compensation opportunities are designed to reflect the median of this peer group. Criteria used to identify the peer group include:

•       Size: Companies with revenues that generally range from one-half to two times Brunswick’s revenue. Peer data is adjusted to represent a company that approximates Brunswick’s revenue.

•       Business Focus: Publicly traded companies with representation weighted towards manufacturing, but including other industries, because the competition for talent is broader than just manufacturing companies.

•       Survey Participation: Peers must be participants in the Hewitt executive compensation survey.

•       Consistency: The peer group should be relatively stable. Companies are eliminated because of lack of participation in the Hewitt survey, poor performance over an extended period of time, growth beyond two times Brunswick’s revenue, or if they have been acquired. For 2006, two companies were added to the peer group to replace one company that was acquired and one that no longer participates in the Hewitt survey.

The current peer group consists of:

	• American Standard • AutoZone • Avery Dennison • Ball Corporation • Black & Decker • Clorox	• Cooper Industries • Cummins • Dover Corporation • Fortune Brands • W.W. Grainger	• Harley-Davidson • Ingersoll Rand • ITT Industries • Masco Corporation • MeadWestvaco	• Newell Rubbermaid • PACCAR • Parker Hannifin • Rockwell Automation • Textron

As noted above, because Brunswick is the largest publicly traded company in the marine industry, and has revenues 22 times those of the only other publicly traded boat manufacturer, Brunswick does not have any direct competitors that are appropriate to include in the compensation peer group.

Internal equity is important.

Brunswick establishes similar compensation ranges for positions with similar characteristics and scope of responsibility, including NEO positions, even if such ranges differ somewhat from comparable positions in other companies. Balancing competitiveness with internal equity helps support management development and movement of talent throughout Brunswick worldwide. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business unit results. This effort also helps Brunswick promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

Corporate, business unit and individual performance should be rewarded.

Recognizing corporate, business unit and individual performance in compensation helps reinforce the importance of working together and Brunswick’s pay-for-performance philosophy. Brunswick funds incentives for NEOs based on overall corporate and / or division performance and allocates incentives based on individual contributions. Business unit performance drives incentive funding in recognition that the collective efforts of business unit employees determine organizational morale, the level of service to customers and shareholder value creation. Individual performance also is assessed to reward contributions to business unit success.

While targeted at peer median, actual total compensation can vary significantly from year-to-year and between business units and individuals within a given year based on performance.

Brunswick has a strong pay-for-performance culture; however, setting incentive performance targets in a company that experiences cyclical financial results is difficult. Historically, the marine industry has been negatively affected early in economic downturns and has lagged behind other industries during periods of economic recovery. As a result, Brunswick has experienced significant swings in funding from one performance period to another. Annual incentive funding as a percent of target from 2003 through 2007 ranged from a high of 200 percent of target to a low of 0 percent. Funding during this period averaged 85 percent of target. For a given year, funding also can vary significantly between business units. In 2007, annual incentive funding for Brunswick’s business units ranged from a high of 137 percent of target to a low of 0 percent. Based on contribution to business unit success, individual awards typically range from a high of 140 percent of an individual’s prorated portion of the funding pool to a low of 0 percent.

Brunswick is the largest company in the marine industry with a unique cyclical financial performance profile. Accordingly, Brunswick does not believe that there is an appropriate group of companies against which to assess relative performance.

At higher management levels, compensation focuses on longer-term shareholder value creation.

Brunswick’s senior executives are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is weighted towards rewarding long-term value creation for shareholders. Historically, for Mr. McCoy approximately 70 percent and for other senior executives 45 percent of targeted total compensation has been based on long-term performance. For Mr. McCoy approximately 15 percent and for other senior executives 25 percent of targeted total compensation has been based on annual performance against established performance criteria.

To align pay with performance against short-term goals in support of such activities, beginning in 2008, for Mr. McCoy approximately 60 percent and for other senior executives 40 percent of targeted total compensation will be based on long-term performance. For Mr. McCoy approximately 20 percent and for other senior executives 30 percent of targeted total compensation will be based on annual performance against established performance criteria.

For senior executives with corporate-wide responsibilities, incentive metrics are based on Brunswick’s overall results. For senior managers within a division, annual incentive metrics are based on division results with long-term incentives based on Brunswick’s overall results.

What is Rewarded: Brunswick designs NEO compensation to reward achievement of: budgeted financial results, including BVA and EPS (as defined below), identified strategic initiatives important to future success, Brunswick stock price performance, and individual performance.

Brunswick Value Added (BVA)

BVA is defined as Economic Earnings – (Economic Capital x Cost of Capital), where

•       Economic Earnings = Earnings from Operations – Taxes + After-Tax Interest on Operating Leases;

•       Economic Capital = Total Assets (excluding Cash and Net Taxes Receivable) – Current Liabilities (excluding Short Term Debt and Net Taxes Payable) + Present Value of Operating Leases; and

•       Cost of Capital = 10.0 percent

Brunswick believes that, over time, changes in BVA closely correlate with stock price performance. The use of BVA as an incentive plan metric is consistent with Brunswick’s strategy to deploy cash in a manner that increases returns on investments. BVA recognizes that sustained profits in excess of the cost of capital reinforce Brunswick’s obligation to create value for shareholders over the long term. This is especially important in a cyclical industry. Because BVA is used within Brunswick in assessing business opportunities and focusing management on the key components of value creation, managers receive extensive training on the business decisions and management practices that affect BVA.

Earnings Per Share (EPS)

EPS is used in recognition of both the effect it can have on Brunswick’s stock price and the prevalence of its use by other companies. EPS is widely tracked and reported by analysts and used as a measure to evaluate Brunswick’s performance.

Strategic Factors

Since 2001, Brunswick has used improvement in select strategic factors to determine incentive funding. Strategic factors allow management to communicate the importance of various corporate initiatives. Each business unit sets targets according to these strategic factors and is measured based on performance against those targets. For 2007 strategic factors focused on:

•       Employee satisfaction / commitment, as reflected in bi-annual employee surveys

•       Global growth / international business development

•       Being best in cost

•       Getting the product right

•       Getting the distribution right

Stock Price Appreciation

Stock price appreciation is a significant component of total shareholder return and thus shareholder value creation. Stock price appreciation affects the value of Brunswick’s equity grants, including stock-settled stock appreciation rights, restricted stock units and performance shares.

Individual Performance

Individual performance is assessed via the Performance Management Process (PMP). PMP was created to help employees better understand overall Brunswick and division specific goals and their role in meeting these goals. PMP is an effective tool in assessing performance against individual goals.

Once Brunswick and division goals are established, salaried employees (including NEOs) set individual goals aligned with the Company’s strategic direction. Employees establish goals for specific initiatives, major responsibilities key to their position, critical success factors, and individual developmental requirements. Critical success factors are a combination of knowledge, skills and behaviors that are crucial to successful performance. They include: driving continuous improvement, teamwork, driving execution, satisfying the customer and developing self and/or others. At year end, salaried employee performance is assessed against these established goals. The CEO’s performance is assessed by the Nominating and Corporate Governance Committee of the Board of Directors with input from all members of the Board of Directors. Performance for other NEOs is assessed by the CEO with a review by the Nominating and Corporate Governance Committee. Individual performance affects base salary increases, annual incentives and equity grant decision making.

Elements of Compensation: A summary of each element of compensation; why it was chosen; how the amount and formula are determined; and how decisions regarding that element fit into the overall compensation objectives and affect decisions regarding other compensation elements is presented below.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Base Salary	Provides a minimum level of pay that sustained individual performance warrants. This is especially important for a company in a cyclical business, such as Brunswick’s marine businesses.

Reflects:

•       Peer median for positions with similar responsibilities and business size.

•       An executive’s responsibilities and performance, as demonstrated over time.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Brunswick executives.

Foundation of total pay, as incentives and benefits are a function of base salary.

Links performance and pay.

A competitive base salary in a cyclical industry is important to attracting and retaining talent.

Compensation Element	Why Chosen	How Designed and Determined		Role Within Total Compensation
Annual Incentive: Brunswick Performance Plan (BPP) There are approximately 280 individuals who were named participants in 2007, including the NEOs.	Primary compensation element to recognize performance against established business goals and reward accomplishments within a given year.

Brunswick sets target funding based on planned performance for the year as approved by the Board of Directors. While uncapped, funding has traditionally been limited to 200 percent of target funding. For corporate headquarters employees in 2007 funding was based 60 percent on BVA performance and 40 percent on EPS. Performance criteria for division presidents and employees were based entirely on division BVA. The Human Resources and Compensation Committee may adjust funding for unusual items, but has not done so for corporate headquarters funding, except to reduce or cap funding.

Target funding is equal to the sum of individual target incentives (salary paid in the year times individual percentage target) for each participant. The key reference for establishing individual BPP targets for NEOs and other employees is peer median total actual annual cash compensation minus median base salary as a percent of median base salary. For 2007, percentage of salary targets for NEOs ranges from 75 percent to 120 percent.

Individual awards are determined on a discretionary basis using overall funding as approved by the Human Resources and Compensation Committee and the individual’s pro rata portion of approved funding as adjusted for individual performance.

For 2007, performance did not meet threshold payout criteria for corporate headquarters and most business units. Performance levels that were required to support target funding in 2007 are:

•       For Mr. McCoy, Mr. Leemputte, Mr. Lockridge, other headquarters BPP participants and Mr. Mackey:

Signals “what is important” and “what is expected” for the year from the standpoint of corporate, division, unit and/or individual results.

Focuses executives on achieving current objectives, which are necessary to attain longer term goals.

Establishes appropriate performance and annual incentive relationships.

Rewards business units and individuals within those units for actual performance.

			100% Target

		EPS	$2.00
		BVA (millions)	$(44)

		• For Life Fitness participants, including Mr. Stransky:

			100% Target
		BVA (millions)	$(3.3)

		Life Fitness BPP funded at 120 percent of target. For 2008, BPP funding will be based on a combination of strategic and financial measures similar to the historical SIP plan.

Long-Term Incentives: The cyclical nature of the marine industry affects the design of long-term incentives in several ways. Accordingly, the Human Resources and Compensation Committee structured long-term incentives to reward financial performance over two or more years and reflect changes in stock price. Retention of key executives is also important, especially because Brunswick has no defined benefit pension plan for employees hired after April 1, 1999.

Compensation Element	Why Chosen	How Designed and Determined		Role Within Total Compensation
Strategic Incentive Plan (SIP) Approximately 165 individuals were SIP participants in 2007, including the NEOs (other than Mr. Hamilton).

Rewards achievement of mid-term (2 year) financial and performance goals against strategic indicators of success.

Two year performance cycles are consistent with lengthening the time perspective for more senior executives, yet recognize the difficulty in establishing performance criteria in a cyclical business for periods longer than two years.

Basing 60 percent of funding on overall company performance increases support for management to work cooperatively as a team in order to optimize value creation for shareholders and incentive funding for participants.

Long-term incentives paid in cash help ensure stock dilution is managed below competitive run rates and dilution levels while rewarding management for financial results within the performance period.

SIP operates similar to BPP. Performance levels that were required to support target funding for 2006-2007 are:

Reinforce management team building.

Focus management team on creating value for shareholders.

Executive performance is more closely related to achievement of financial and strategic objectives than stock price.

100% Target
		BVA (millions)	$ 267
		EPS	$7.25

BVA and EPS were weighted 30 percent each and strategic factors (see above under the heading “What is Rewarded”) were weighted 40 percent. For headquarters employees, strategic factor performance is based on the average strategic factor goal achievement of the divisions. Funding for division employees is based on achievement of its strategic factors and corporate EPS and BVA performance. SIP does not allow funding unless the EPS performance threshold is achieved or the Compensation Committee uses it discretionary authority to provide funding below the EPS performance threshold.

Performance criteria are not changed during the performance period and there is no funding cap.

Awards represent the individual’s prorated portion of approved funding based on his or her SIP target award.

The target SIP opportunity as a percent of salary for NEOs equals their BPP targets (75 percent to 120 percent).

For the 2006–2007 performance period, the 60 percent financial portion of SIP did not fund. Strategic factors funded at an average of 45 percent with a range of 42 percent to 51 percent by division.

SIP participants may defer both BPP and SIP awards (see below under the heading “Post-Employment Compensation”).

For 2008 SIP is being discontinued.	To simplify compensation design and strengthen linkage to shareholders, SIP compensation is being replaced by a combination of increased SAR awards and increased BPP targets.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Stock-Settled Stock Appreciation Rights (SARs) Approximately 300 individuals received awards in 2007, including the NEOs (other than Mr. Hamilton).

Maximize the reward for management team successfully driving stock price appreciation. Widely used compensation element.

Four-year ratable vesting and 10-year term are consistent with further lengthening the time perspective for senior managers.

SARs are more efficient than stock options as they eliminate the need for those exercising to arrange financing of the exercise price and reduce the number of issued shares.

Accounting for stock-settled SARs is the same as for non-qualified stock options. Accounting treatment did not influence the decision to use SARs.

For NEOs, SAR grant size is based on several factors:

•       Peer median total direct target compensation minus target cash compensation (peer median base salary plus individual BPP and SIP targets). This determines the dollar value of the total equity grant target and is consistent with targeting median pay for consistently solid company and individual performance.

•       Historically, 75 percent of targeted equity value has been delivered by SAR grants. Beginning in 2008, 85 percent of targeted equity value will be delivered by SAR grants as a result of the elimination of SIP.

•       Grant size represents a fixed share target that is established every two years when competitive peer compensation information is updated. The fixed share target for each NEO is determined by dividing the target SAR value by a representative value per share using the average share price for the previous two years. Using the average share price for the previous two years leverages price performance. For example, the resulting fixed share grant target is larger than it would otherwise have been if the current price were used in an appreciating market and smaller when the stock price is declining.

The 2003 Stock Incentive Plan does not permit grant repricing. Grants have a 10-year term with 25 percent vesting per year.

Increase linkage to shareholders by rewarding stock price appreciation and tying wealth accumulation to performance.

Reinforce team performance.

Lengthen planning time perspective.

Provide retention incentive through the vesting period.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation

Restricted Stock Units (RSUs)

Approximately 76 individuals received grants in 2007, including the NEOs (other than Messrs. McCoy and Hamilton).

In 2008, other than for new hire situations and retention of select key NEOs the regular use of RSUs will be discontinued.

Three-year cliff vesting consistent with lengthening the time perspective for more senior executives.

Support retention of individuals deemed critical to future success.

Recognize effect business cycles have on stock price. It is desirable to have a portion of an executive’s equity at risk, even if in the short-term the stock price might be below the price on the grant date.

To strengthen pay for performance relationship, the value of RSUs is being replaced by performance shares. Mr. McCoy will no longer be the only NEO to receive performance shares.

Annual RSU grants for NEOs represent 25 percent of targeted equity value. A current stock price is used to determine the number of RSUs to be granted. As a result the RSU grant size varies year to year with changes in stock price. Dividend equivalents are granted in the form of additional RSUs. Thus, dividends are distributed only on shares that actually vest.

RSUs vest three years from date of grant. Retention RSUs awarded to NEOs in 2007 vest 100 percent at the end of four years from date of grant.

Reinforce retention of senior executives and team performance.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Performance Shares (PSs) Prior to 2008, only Mr. McCoy had received PSs.	PSs rather than RSUs are granted to Mr. McCoy to further increase his pay for performance relationship.	The number of performance shares to be earned is based on the average BPP payout percentage for corporate headquarters employees for each of 2007, 2008 and 2009 multiplied by 26,000, the target award level. For example, if BPP payout percent is 0 percent in 2007, 100 percent in 2008 and 110 percent in 2009, average payout percent is 70 percent and 18,200 performance shares will be earned. If Mr. McCoy terminates employment, other than as a result of a Change in Control (CIC), before the end of the performance period, all performance shares will be forfeited, except pro rata distribution at end of performance period in the event of death or disability. Should termination of employment occur following a CIC, these PS awards shall be deemed to be earned at performance maximum levels.	Recognize Mr. McCoy’s role in achieving overall results.

In 2008, there will be a special PS award to select individuals including the NEOs.	PSs strengthen pay for performance and align management to key strategic initiatives.

With respect to the special 2008 PS award, the number of PSs earned will be based on performance against key strategic factors (sales per salaried employee, sales per capital employed and return on capital employed) for the three year period from the beginning of 2008 through the end of 2010. A portion of the payout will be based on relative total shareholder return versus the S&P 500. In addition, there will be a minimum Company stock price threshold prior to any award being earned. In the event of a Change in Control, the 2008 PS awards will vest pro rata based upon the percentage of the three-year performance period that has passed as of the Change in Control date.

PSs provide an element of retention for individuals key to driving strategic initiatives while also strengthening pay for performance and linkage to shareholders.

Stock Ownership Requirements	Brunswick adopted fixed share ownership requirements for senior executives because of the difficulty of establishing share ownership guidelines based on salary level multiples in a company with a cyclical business.

	Management Level	Ownership Requirement	Approximate Salary Multiple @ $25 per share (2 year average)
	Chief Executive Officer	175,000	4.8 X

	Large Group Presidents and Chief Financial Officer	45,000	1.8 X

	Other Group Presidents, Controller, Chief Legal Counsel, Chief Human Resources Officer	17,500	1.4 X

	Other Officers	10,000	1.0 X

Senior executives must satisfy these stock ownership requirements within five years from the later of attainment of executive officer status or promotion to a position with a higher ownership requirement. In 2007, the Committee modified stock ownership requirements such that for those approaching retirement guidelines are reduced as follows: 100% of target for those less than age 63; 80% of target for those age 63; 60% for those 64 and, 50% for those age 65 and above.

Executive officers not meeting the requirements have their SIP award automatically deferred into RSUs (with 20 percent premium). The 20 percent premium is consistent with the 20 percent premium provided to those electing to defer SIP into RSUs. The elective premium was adopted to encourage senior executives to acquire a meaningful ownership interest in the company. If a senior executive still does not meet the  ownership requirements after deferral of a SIP award into RSUs, BPP is deferred into RSUs without a  premium. Shares owned include: shares directly owned, shares held in trust, share equivalents held in  qualified defined contribution plan, and RSUs. Unexercised stock options or stock-settled SARs or outstanding performance shares are not counted as “owned.”

There is no policy in place for hedging the economic risk of ownership. All NEOs currently have  stock ownership levels that meet or exceed these requirements. Compliance with these ownership requirements is  reviewed by the Board of Directors annually.

Claw Backs: The Human Resources and Compensation Committee can require the repayment of all or a portion of previous BPP and SIP awards or gains from stock options and SARs exercised or RSUs distributed as deemed appropriate by the Committee in the event of misconduct that causes a restatement of financial results.

Post-Employment Compensation: Post-employment compensation elements that are not offered to salaried employees in general are summarized below.
Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Supplemental Salaried Pension Plan There are approximately 35 active employees with non-qualified benefits.	Ensure employees with covered compensation or pension above IRS defined benefit qualified plan limits receive their intended pension benefits.	The difference between an employee’s earned pension and that permissible by IRS qualified limits is paid on a non-qualified basis by the company and is subject to the claims of creditors.	Provide a retirement benefit that is consistent with those who are not affected by the IRS compensation and benefit limits and reflects an individual’s full career and covered pay earned.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Brunswick Restoration Plan There are approximately 300 participants in this plan.	Ensure employees with covered compensation or contributions above IRS qualified defined contribution plan limits receive their intended pension benefit.	If an employee elects to participate in the Restoration Plan, 401(k) contributions and Brunswick match on these contributions above the IRS limit are credited to this plan. Brunswick profit sharing for eligible employees is automatically credited to their Restoration Plan account. This is a non-qualified plan and is subject to the claims of creditors.	Provide a retirement benefit consistent with that of employees who are not affected by the IRS compensation and benefit limits. Without the Restoration Plan, these individuals would not be able to take full advantage of this defined contribution pension program.
Elective Deferral There are approximately 165 SIP participants eligible to defer.	Provide eligible employees the opportunity to save in a tax-advantaged manner.	SIP participants may elect to defer up to 100 percent of Brunswick Performance Plan (BPP) and Strategic Incentive Plan (SIP) awards. SIP awards can be deferred as RSUs or cash equivalents. Cash equivalents are treated as if credited to one of the qualified defined contribution investment alternatives. Deferred RSUs are credited with a 20 percent premium that vests after three years. The 20 percent premium is intended to encourage stock ownership.	Encourage ownership of Brunswick stock thus increasing alignment of economic interests with shareholders. Provide flexibility in the individual management of long-term savings.
Automatic Deferral Only Mr. McCoy currently has Automatic Deferrals.	Defer compensation that would otherwise be non-tax-deductible to Brunswick by reason of IRC Section 162(m) to six months after termination. Deferred amounts earned and vested prior to 12/31/2004 are remitted to the executive at such time as tax-deductible by Brunswick.

Senior executives are required to defer receipt of compensation in excess of $1.5 million in order to limit non-deductible compensation under Section 162(m) of the tax code. Financial returns on required automatic deferrals are based on either (i) an interest rate equal to the greater of the prime rate at J.P. Morgan Chase plus 4 percentage points, or Brunswick’s short-term borrowing rate or (ii) securities selected by the participant. The 4 percent increment is used to recognize that the NEO does not receive the BPP and / or SIP award otherwise earned until some time in the future, typically on retirement or other termination of employment.

Beginning in 2008, the interest rate used to credit automatic deferrals will be reduced to the prime rate at JP Morgan Chase plus 2 percent.

If the executive has an underlying elective deferral in place where SIP deferrals into RSUs were selected, the automatic deferral is treated as if in RSUs with a 20 percent premium.

Preserve tax deductibility of senior executives’ compensation by Brunswick.

Compensation Element	Why Chosen	How Designed and Determined	Role Within Total Compensation
Split-Dollar Life Insurance Replacement 9 individuals, including all NEOs, have replacement policies.

To provide an insured death benefit and allow for capital accumulation, split-dollar life insurance was implemented.

Changes in applicable laws eliminated ability to offer split-dollar life insurance policies. To meet existing obligations, policies were restructured in January 2004.

Policies were restructured to eliminate loans and approximate as closely as possible the death benefit and cash value at maturity of the policy as originally issued. Premiums were reduced because they no longer had to support repayment of loans. Payments to executives to pay policy premium were structured so that the net present value cost to Brunswick of the program did not increase.

Pre-2003 loans on these policies were grandfathered under applicable laws and remain outstanding. The loans must be repaid when the policy matures.

Executives with split-dollar life insurance replacements do not receive company provided basic life insurance coverage.

Executives hired since 2003 are provided only with basic life insurance coverage on the same terms as other salaried employees.

Terms and Conditions of Employment 18 individuals have agreements, including all NEOs.

Describes duties of executive and memorializes “at will” nature of employment relationship.

Sets out a detailed listing of the executive’s compensation, benefits, and perquisites.

Consolidates restrictive covenants that exist during and after employment (e.g. non-competition, confidentiality, non-solicitation).

Establishes and limits compensation and benefits to which an executive is entitled in the event of termination.

Agreements define severance terms if Brunswick terminates the executive or the executive terminates for Good Reason:

•       Termination following a Change in Control: severance payment of three times the sum of the annual base salary and target BPP and SIP incentives and other benefits and perquisites for up to 36 months, including retirement benefits. Furthermore, all equity awards held by the executive will become fully vested and, if applicable, immediately exercisable and will remain outstanding pursuant to their terms, except for the special 2008 PS award. As described above, a pro rata portion of the 2008 PS award will have already vested upon the occurrence of a Change in Control. Benefits will be reduced by up to 10 percent to avoid tax gross-up on benefits in excess of Section 280G excessive parachute payment limit.

•       Termination other than following a Change in Control: severance payment of two times for Chairman and Chief Executive Officer and 1.5 times for other NEO’s sum of base salary, BPP (at the discretion of the Chairman and Chief Executive Officer for other NEOs), and other benefits and perquisites for up to 24 months for the Chairman and Chief Executive Officer and 18 months for other NEOs, including retirement benefits.

•       Brunswick may terminate the Terms and Conditions of Employment on six months notice, except that after a Change in Control, Brunswick may not terminate until the second anniversary of the Change in Control.

Help assure retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the long-term strategy of the Company.

Reinforce and encourage continued attention and dedication to duties without distraction arising from the possibility of a Change in Control.

Have senior executives agree to provisions relating to non-competition and non-solicitation.

•       There are no severance benefits for those terminating due to death, long-term disability or for cause.

“Change In Control” means any of the following:

•       An acquisition by any individual, entity, or group of beneficial ownership of 25 percent or more of Brunswick’s common stock;

•       The consummation of a merger, reorganization, consolidation, or sale or other disposition of all or substantially all of the assets of the Company;

•       The approval by shareholders of a complete liquidation or dissolution of the Company; or

•       A change in Board majority, excluding new directors approved by a majority of the incumbent Board.

“Good Reason” means any of the following without the executive’s express written consent:

•       Material breach of provisions of employment agreement;

•       Failure to provide benefits generally provided to similarly situated senior executives;

•       Reduction in authority or responsibility;

•       Reduction in compensation;

•       Relocation beyond a reasonable commuting distance; and

•       Following a Change in Control, failure to obtain a satisfactory agreement from any successor to assume and agree to abide by employment agreement terms.

These reasons protect executives from being effectively demoted or having their pay reduced in an effort to force them to quit.

Perquisites: Outlined below are the benefits for NEOs that are not offered to salaried employees in general. These low-cost, but highly valued perquisites help NEOs effectively use their limited personal time; recognize they are on call 24 hours a day, seven days a week; help enhance their understanding of Brunswick products; and protect their physical and financial health and thus Brunswick’s investment in their development.

Compensation Element	Why Chosen	How Designed and Determined
Executive Product Program	To encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product and business enhancement opportunities.	NEOs are provided with Brunswick products up to specified dollar values.
Boat Usage	To encourage active participation in boating.	Boats may be made available for use to select senior executives for marketing purposes, hosting of civic events and personal use.
Executive Physical Program	To protect Brunswick’s investment in its leadership.	Senior executives are required by the Human Resources and Compensation Committee to have an annual physical examination and have rapid access to healthcare providers.
Personal Aircraft Usage

To provide for ready access to many remote plant locations, Brunswick owns several aircraft.

Personal use of corporate aircraft by the Chairman and Chief Executive Officer:

•       To provide for the security of the Chairman and Chief Executive Officer.

•       To use limited personal time effectively.

If available, other NEOs may use company aircraft for personal purposes.

The Chairman and Chief Executive Officer and his family may use Company aircraft for personal use up to 50 hours per year, with Company-paid tax gross-up on imputed income. Above 50 hours of personal usage there is no tax gross-up.

Other NEOs may use Company aircraft as approved by the Chairman and Chief Executive Officer. Such use is subject to applicable taxes with no tax gross-up.

In response to a competitive trend toward reduced perquisites, for 2008 the following three perquisites are being eliminated. Affected individuals were granted a salary increase that when combined with target BPP and SIP awards replaced the value of these perquisites.

Financial Planning		NEOs could either participate in a financial counseling program with The Ayco Company, L.P. or receive a payment in April for financial planning, tax return preparation and estate planning.
Excess Liability Insurance		$5 million in additional coverage for claims made for bodily injury, property damage, and personal injury liability above required underlying coverage (worldwide coverage for homes, cars and boats).
Home Security		Home security system was installed and maintained by the Company.

Total Compensation Decisions:

Total compensation decisions normally are made at the first meeting of the Human Resources and Compensation Committee and Board of Directors each year. Decisions with respect to the previous year’s performance and resulting BPP and SIP awards, as well as equity awards and base salary increases for the current year, are made at this meeting. Base salary increases are generally effective the first full pay period in April.

Brunswick has not adopted a formal policy regarding the granting of equity awards when the company is in possession of material non-public information. However, equity grant terms and conditions and number of shares for NEOs and other senior executives are reviewed and approved by the Human Resources and Compensation Committee at this first meeting of the year, which is generally held the week after Brunswick publicly discloses its financial results for the previous year. The effective date of NEO equity grants is typically one week after the Human Resources and Compensation Committee meeting. The exercise price is set at 100 percent of the closing price on the effective date. Equity grants for new hires, if applicable, are made on the first business day of the month following Brunswick’s quarterly earnings release. A 2006 review of equity grant dates for a 10 year period did not identify any equity grant backdating issue at Brunswick.

Human Resources and Compensation Committee Report (CCR)

Compensation Committee Report

The Human Resources and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the Chairman and Chief Executive Officer.

Based on that review and discussion, the Committee recommended to the Board of Directors of Brunswick Corporation that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and that the Company’s Proxy Statement be filed in conjunction with the Company’s 2008 Annual Meeting.

Manuel A. Fernandez, Chairman

Graham H. Phillips

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the Company’s NEOs for the year ended December 31, 2007.

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)		All Other Compensation (6)	Total
Dustan E. McCoy Chairman and Chief Executive Officer	2007 2006	$876,077 800,000	$	— —	$662,476 814,173		$911,118 636,321		$483,600 328,000		$121,257 94,034	$344,272 894,265	$3,398,800 3,566,793

Patrick C. Mackey (7) Executive Vice President, Chief Operating Officer -Marine and President - Mercury Marine Group	2007 2006	$612,662 499,615	$	— —	$319,299 540,710		$204,864 166,199		$281,800 204,800		$104,431 89,776	$206,355 243,797	$1,729,411 1,744,898

Peter G. Leemputte Senior Vice President and Chief Financial Officer	2007 2006	$488,236 443,262	$	— —	$301,565 455,207		$244,370 186,258		$224,600 181,700	$	— —	$205,042 227,210	$1,463,813 1,493,637

John E. Stransky Vice President & President - Life Fitness	2007 2006	$309,501 240,771	$	— —	$69,090 195,655		$84,766 42,178		$394,400 259,409		$104,840 92,847	$52,804 27,728	$1,015,401 858,587

B. Russell Lockridge Vice President, Chief Human Resources Officer	2007 2006	$347,007 330,975	$	— —	$185,315 242,612		$96,005 156,552		$119,700 101,800	$	— —	$147,553 150,773	$895,580 982,712

Peter B. Hamilton (8) Vice Chairman and President - Brunswick Boat Group	2007 2006	$92,596 530,961	$	— —	$4,070 360,404	$	— 85,143	$	— 290,137		$203,934 758,308	$2,044,155 189,669	$2,344,755 2,214,624

(1)	The amounts shown in this column constitute actual base salary earned. Annual salaries as of December 31, 2007 are:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$906,000	$653,400	$503,400	$319,000	$359,000

(2)	The amounts shown in this column constitute the accrued expense relating to restricted stock units (RSUs) and performance shares granted under the 2003 Stock Incentive Plan. Shares are expensed pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (FAS 123R). For assumptions used in the valuation of such awards, see Note 15 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For further information on these awards, see the Grants of Plan-Based Awards table.

(3)	The amounts shown in this column constitute the accrued expense of stock-settled stock appreciation rights (SARs) and non-qualified stock options granted under the 2003 Stock Incentive Plan. For assumptions used in the valuation of such awards, see Note 15 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For further information on these awards granted in 2007, see the Grants of Plan-Based Awards table.

(4)	The amounts shown in this column constitute payments made under the annual Brunswick Performance Plan (BPP) and mid-term Strategic Incentive Plan (SIP). Payments under these plans for each of the NEOs are:

	McCoy		Mackey		Leemputte		Stransky		Lockridge
	BPP	SIP	BPP	SIP	BPP	SIP	BPP	SIP	BPP	SIP
2007	$—	$483,600	$—	$281,800	$—	$224,600	$278,300	$116,100	$—	$119,700

2006	$—	$328,000	$—	$204,800	$—	$181,700	$161,209	$98,200	$—	$101,800

From these payments, the following amounts were deferred in February 2008 for 2007 payments and February 2007 for 2006 payments:

	McCoy		Mackey		Leemputte		Stransky		Lockridge
	BPP	SIP	BPP	SIP	BPP	SIP	BPP	SIP	BPP	SIP
2007	$—	$379,000	$—	$221,354	$—	$—	$—	$58,050	$—	$—

2006	$—	$254.576	$—	$—	$—	$—	$—	$58,920	$—	$—

(5)	The amounts shown in this column include:

•

For Messrs. McCoy, Mackey and Hamilton, above-market interest paid on required automatic deferrals. Senior executives with compensation in excess of $1.5 million that is not qualified under Section 162(m) of the Internal Revenue Code automatically have such excess compensation deferred. Deferred cash equivalent balances are credited with (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus 4 percent, or Brunswick’s short-term borrowing rate or (ii) returns on securities selected by the officer. Interest earned on securities selected by the officer is a market rate of return and is therefore not included in this column. Interest credited to deferred cash equivalent balances in excess of 120 percent of the IRS Applicable Federal Rate is as follows:

	McCoy	Mackey
2007	$121,257	$104,431

2006	$94,034	$89,776

Beginning in 2008, the interest rate used to credit automatic deferrals will be reduced to the prime rate at JP Morgan Chase plus 2 percent.

•	The aggregate of the increase in actuarial values of benefits under Brunswick’s Salaried Pension Plan and Supplemental Pension Plan is as follows:

Stransky
2007	$104,840
2006	$92,847

(6)	The amounts shown in this column include the following:

Defined Contribution Plan Contributions: Brunswick contributions to defined contribution programs, including both qualified and non-qualified (to provide for contributions in excess of IRS limits), per the contribution formulas detailed in the Narrative to Non-Qualified Deferred Compensation Table:

	McCoy	Mackey	Leemputte	Stransky	Lockridge
Qualified
2007	$9,700	$12,777	$15,600	$3,881	$15,600
2006	$13,229	$16,546	$19,110	$3,083	$16,431
Non-Qualified
2007	$109,186	$71,507	$61,391	$162	$33,444
2006	$202,300	$61,859	$136,098	$32	$81,113

As noted in footnotes 5 and 8, only Messrs. Stransky and Hamilton have a defined benefit pension benefit.

Financial Counseling: This benefit has been eliminated effective January 1, 2008. Through 2007, Brunswick offered financial counseling services, including tax preparation, to officers through The Ayco Company, L.P. Mr. McCoy has been reimbursed for financial counseling provided by a firm with which he has had an ongoing relationship. Prior to 2006, Mr. Mackey had also received reimbursement for services outside the Ayco program. Mr. Mackey’s 2006 fees include additional fees for his initiation into the program. The incremental cost to the Company attributable to these services is based on the actual dollars reimbursed in the cases of Mr. McCoy, and for all others the actual contracted rate charged by The Ayco Company to perform these services and is as follows:

	McCoy	Mackey	Leemputte	Stransky	Lockridge
2007	$18,000	$7,550	$9,060	$—	$9,060

2006	$18,000	$12,625	$8,950	$—	$8,950

Product Program: In 2005, Brunswick adopted a product program for officers. This program is designed to encourage the use of Brunswick products to enhance understanding and appreciation of Brunswick’s businesses and identify product and business enhancement opportunities. Officers who serve as directors, the Chief Financial Officer and the Presidents of Mercury and the Boat Group are each eligible to select products with an aggregate annual value of up to $15,000. Other officers are each eligible to select products with an aggregate annual value of up to $10,000 annually. Previously, unused amounts could be carried over to subsequent years, but were subject to forfeiture if not used by March 15, 2007. This carryover feature has since been removed from the program. The incremental cost of products selected, based on dealer costs, and gross-ups for the payment of taxes in the current period, are as follows (Mr. McCoy’s 2006 and Messrs. Leemputte, Lockridge, and Stransky’s 2007 cost totals include amounts carried over from previous years):

	McCoy		Mackey		Leemputte		Stransky		Lockridge
	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up
2007	$6,569	$4,280	$11,608	$8,829	$17,040	$11,102	$20,485	$13,346	$28,827	$18,782

2006	$25,265	$16,461	$—	$—	$11,187	$7,288	$5,818	$3,791	$1,712	$764

Boat Program: Brunswick encourages active participation in boating on the part of Company officers. Boats made available to officers are used for marketing purposes, hosting of civic events, personal usage and to enhance product knowledge. The amounts reported are based on incremental cost to the Company, which consists of incremental dealer discounts plus slip fees, fuel and other incidentals, such as cleaning and repairs. The incremental cost to the Company attributable to personal usage, and gross-ups for the payment of taxes in the current period, are as follows:

	McCoy		Mackey		Leemputte		Stransky		Lockridge
	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up
2007	$2,908	$1,287	$—	$—	$2,196	$951	$1,636	$705	$—	$—

2006	$156,518	$66,160	$38,111	$18,983	$1,109	$468	$1,676	$710	$683	$445

Personal Use of Company Aircraft: The amounts reported are based on incremental cost to the Company, which consists of an hourly cost of operating the aircraft, including fuel, maintenance and other variable costs such as meals, lodging and overtime for the crew and other incidentals, such as cleaning and repairs. The incremental cost to the Company attributable to personal use of corporate aircraft, including travel to meetings of the boards of directors of other companies, and gross-ups for the payment of taxes in the current period, are as follows:

	McCoy		Mackey		Leemputte		Stransky		Lockridge
	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up	Cost	Gross-up
2007	$114,591	$27,722	$10,386	$5,518	$46,355	$—	$—	$—	$—	$594

2006	$108,298	$18,915	$24,210	$3,573	$16,120	$—	$—	$—	$—	$—

Relocation: Mr. McCoy’s promotion to Chairman and Chief Executive Officer resulted in his relocation from Knoxville, Tennessee to Lake Forest, Illinois. Brunswick’s standard relocation policy would have provided Mr. McCoy with a three year cost of living allowance, paid annually, totaling $138,822 net of taxes. This allowance is largely attributable to higher state taxes and housing costs in Illinois. In lieu of this allowance, a one time payment of $100,000 was made to Mr. McCoy in 2006. Additionally, direct costs related to his moving expenses totaled $95,176 in 2006.

Life Insurance: The Sarbanes-Oxley Act of 2002 prohibits loans to executive officers. This loan prohibition combined with changes in taxation of split-dollar life insurance forced Brunswick to restructure existing split-dollar life insurance policies. Policies were restructured in 2004 such that the net present value cost to Brunswick did not increase. Executives are now responsible for payment of annual premiums and keeping their policies current. Annual payments to executives related to premium payments are:

	McCoy	Mackey	Leemputte	Lockridge
2007	$38,865	$65,776	$25,159	$29,172

2006	$38,865	$65,776	$25,159	$29,172
Policy Maturity Date	7/1/2014	1/1/2016	1/1/2022	7/1/2014

These individuals are not provided any life insurance through the Company’s basic life insurance program for employees.

Other Benefits: Each of the NEOs also received the following perquisites and other personal benefits, none of which exceeded $25,000 or 10 percent of the perquisites and other personal benefits for that NEO: (a) an annual executive physical examination, (b) 24/7 healthcare concierge service, (c) excess liability insurance, and (d) a holiday gift. In addition, Mr. McCoy was provided with home security and he and Mr. Mackey received spousal travel benefits. The aggregate of gross-ups provided to each NEO in relation to these items is as follows:

	McCoy	Mackey	Leemputte	Stransky	Lockridge
2007	$1,508	$2,278	$2,188	$2,188	$1,830

2006	$8,962	$333	$285	$285	$285

(7)	Mr. Mackey resigned from Brunswick effective March 1, 2008.

(8)	Mr. Hamilton left Brunswick on January 31, 2007. Items included in Mr. Hamilton’s compensation are as follows:

Payments made under the annual BPP: $72,437 in 2006. Payment made under the SIP: $217,700 in 2006. The incremental cost to the Company for personal boat usage and related taxes: $463 and $199, respectively, in 2006. The incremental cost to the Company attributable to financial planning services: $13,000 for 2006. The incremental cost to the Company for personal aircraft usage and related taxes: $5,783 and $691, respectively, in 2006. Severance benefit as a result of Mr. Hamilton’s departure from the Company: $1,848,805 in 2007. The incremental cost of products selected under the product program and related taxes: $33,151 and $21,599, respectively, for 2007 and $8,464 and $5,515, respectively, for 2006. The tax gross-up on a holiday gift received prior to his departure: $322 for 2007 and $583 for 2006.

The accrued expense relating to RSUs granted under the 2003 Stock Incentive Plan: $4,070 for 2007 and $360,404 for 2006. The accrued expense relating to SARs and non-qualified stock options granted under the 2003 Stock Incentive Plan: $85,143 for 2006. Brunswick contributions for qualified defined contribution programs: $3,578 for 2007 and $3,960 for 2006. Brunswick contributions for non-qualified defined contribution programs: $4,082 for 2007 and $5,521 for 2006. Payments made for the purchase of additional life insurance: $130,935 for 2007 and $130,935 for 2006. Above market interest on required automatic deferrals: $59,923 for 2007 and $285,895 for 2006. The aggregate of the increase in actuarial values of benefits under Brunswick’s Salaried Pension Plan and Supplemental Pension Plan: $347,285 for 2007 and $472,413 for 2006.

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold		Target		Maximum		Threshold		Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Dustan E. McCoy	1/1/2007	$262,823	(1)	$1,051,292	(1)	$2,102,584	(1)
	1/1/2007	$271,800	(2)	$1,087,200	(2)	$2,174,400	(2)
	2/13/2007															180,000	(3)	$33.00	$5,940,000
	2/13/2007							6,500	(4)	26,000	(4)	33,800	(4)						$858,000
Patrick C. Mackey	1/1/2007	$153,166	(1)	$612,662	(1)	$1,225,324	(1)
	1/1/2007	$163,350	(2)	$653,400	(2)	$1,306,800	(2)
	2/13/2007															27,000	(3)	$33.00	$891,000
	2/13/2007													3,200	(5)				$105,600
Peter G. Leemputte	1/1/2007	$122,059	(1)	$488,236	(1)	$976,472	(1)
	1/1/2007	$125,850	(2)	$503,400	(2)	$1,006,800	(2)
	2/13/2007															27,000	(3)	$33.00	$891,000
	2/13/2007													3,200	(5)				$105,600
John E. Stransky	1/1/2007	$58,032	(1)	$232,126	(1)	$464,252	(1)
	1/1/2007	$59,813	(2)	$239,250	(2)	$478,500	(2)
	2/13/2007															16,000	(3)	$33.00	$528,000
	2/13/2007													1,800	(5)				$59,400
	2/13/2007													357	(6)				$11,784
B. Russell Lockridge	1/1/2007	$65,064	(1)	$260,255	(1)	$520,510	(1)
	1/1/2007	$67,313	(2)	$269,250	(2)	$538,500	(2)
	2/13/2007															16,000	(3)	$33.00	$528,000
	2/13/2007													1,800	(5)				$59,400
Peter B. Hamilton	1/1/2007	$133,750	(1)	$535,000	(1)	$1,077,000	(1)

(1)	Consists of opportunities under the 2007 Brunswick Performance Plan (BPP). Of the NEOs, only Messrs. Stransky and Hamilton earned amounts under this plan in 2007. The amount earned is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Consists of opportunities under the Strategic Incentive Plan (SIP) with respect to a two-year performance period ending December 31, 2008. The value of the award is determined at the end of the two-year performance period by measuring actual performance vs. established financial and strategic goals. As described in the Compensation Discussion and Analysis above, SIP was eliminated in 2008.

(3)	Consists of SARs awarded under the 2003 Stock Incentive Plan. Awards vest one-fourth on each of the first through fourth anniversaries of the grant date.

(4)	Consists of performance shares awarded under the 2003 Stock Incentive Plan. Performance shares convert to shares of Brunswick common stock at the end of a three-year performance period. The final award is determined by multiplying 26,000 by the three-year average percent payout of the 2007, 2008 and 2009 corporate BPP, not to exceed 31,200 shares.

(5)	Consists of RSUs awarded under the 2003 Stock Incentive Plan as part of these executive officers’ annual compensation package. Awards vest in full on the third anniversary of the grant date, subject to continued employment or in the event of a Change in Control.

(6)	Consists of RSUs awarded under the 2003 Stock Incentive Plan. This award represents a 20 percent premium credited to deferral of the cash portion of the 2005-2006 SIP incentive the executive elected to defer in RSUs. Awards vest in full on the third anniversary of the grant date, subject to continued employment, or in the event of a Change in Control.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Terms and Conditions of Employment

In January 2007, the Terms and Conditions of Employment for senior executives other than the Chairman and Chief Executive Officer were modified to require a “double trigger” (effective termination of employment by the Company following a Change in Control of the Company) in order to receive termination benefits. This replaced the “modified single trigger” (executive decision to terminate employment following a Change in Control of the Company) found in earlier agreements. In addition to incorporating a double trigger, agreements were revised to include all employment terms and conditions. The Terms and Conditions of Employment confirm that employment is at will and outline the senior executives’ roles and responsibilities and the compensation and benefits provided in exchange for their services. Eligibility for certain perquisites is also addressed.

The Terms and Conditions of Employment also contain provisions regarding termination of employment. Please see Other Potential Post-Employment Payments for an additional discussion of the Terms and Conditions of Employment.

Awards

Grants of RSUs were made to all NEOs, other than Messrs. McCoy and Hamilton, in 2007 pursuant to the Brunswick 2003 Stock Incentive Plan. RSUs were used for both annual grants and SIP deferral premiums, each vesting three years from the date of grant. The number of RSUs awarded under the annual grant and SIP deferral premium is as follows: Mr. Mackey, 3,200 units; Mr. Leemputte, 3,200 units; Mr. Stransky, 2,157 units, and Mr. Lockridge, 1,800 units. Dividend equivalencies are credited to RSUs during the vesting period.

A performance share grant of 26,000 shares was made in 2007 to Mr. McCoy. The number of performance shares earned is to be based on the average BPP payout percent for corporate headquarters employees for each of 2007, 2008 and 2009 multiplied by 26,000 (the target award level) to a maximum of 130 percent of target. The 2007 BPP payout was 0 percent.

Grants of SARs were made to all NEOs, other than Mr. Hamilton, in 2007 pursuant to the Brunswick 2003 Stock Incentive Plan. SARs are granted annually and vest one-fourth on each of the first through fourth anniversaries of the grant date. The number of shares represented by the SARs awarded under the annual grant is as follows: Mr. McCoy, 180,000 shares; Mr. Mackey, 27,000 shares; Mr. Leemputte, 27,000 shares; Mr. Stransky, 16,000 shares; and Mr. Lockridge, 16,000 shares.

In 2007, potential awards were granted to the NEOs, other than Mr. Hamilton, under the 2007-2008 SIP. Payout of SIP is contingent on attainment of established financial and strategic goals at the end of the two-year performance period. For the 2007-2008 performance period, BVA and EPS comprise the financial goals. The strategic goals consist of initiatives tied to global growth, cost control, product quality, distribution and employee satisfaction.

In 2007, potential awards were granted to the NEOs under the 2007 BPP. Payout of BPP is contingent on attainment of established financial goals. Messrs. McCoy, Mackey, Leemputte and Lockridge are on the corporate BPP. Their BPP measures were weighted 40 percent on EPS and 60 percent on BVA. Mr. Stransky was on a division BPP in his role as President - Life Fitness. His BPP measures were weighted 100 percent on Life Fitness BVA. Awards earned under the 2007 BPP are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)						Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested	Market Value of Shares or Units of Stock Held That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dustan E. McCoy	6,000 9,000 10,000 37,500 —	— 3,000 10,000 112,500 180,000	— — — — —	$ $ $ $ $	21.83 38.36 46.12 39.15 33.00	4/30/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017	1,708 26,303 4,596	$ $ $	29,123 448,470 78,368	8,666 22,533	$ $	147,755 384,188
Patrick C. Mackey	22,500 9,000 9,000 10,000 5,000 —	— — 3,000 10,000 15,000 27,000	— — — — — —	$ $ $ $ $ $	19.92 21.83 38.36 46.12 39.15 33.00	2/6/2011 4/30/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017	1,708 13,152 4,579 3,305	$ $ $ $	29,123 224,235 78,075 56,369
Peter G. Leemputte	3,500 3,750 6,000 10,000 5,000 —	— — 3,000 10,000 15,000 27,000	— — — — — —	$ $ $ $ $ $	21.83 26.55 38.36 46.12 39.15 33.00	4/30/2013 8/15/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017	1,708 2,315 3,578 15,782 3,305 374 444	$ $ $ $ $ $ $	29,123 39,465 60,999 269,082 56,359 6,385 7,568
John E. Stransky	7,500 7,000 1,500 1,125 7.500 3,750 —	— — — 375 7,500 11,250 16,000	— — — — — — —	$ $ $ $ $ $ $	19.92 24.51 21.83 38.36 46.12 39.15 33.00	2/6/2011 2/05/2012 4/30/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017	1,281 1,736 1,859	$ $ $	21,842 29,599 31,702
B. Russell Lockridge	3.500 5,250 6,000 3,000 —	— 1,750 6,000 9,000 16,000	— — — — —	$ $ $ $ $	21.83 38.36 46.12 39.15 33.00	4/30/2013 2/18/2014 1/31/2015 2/14/2016 2/13/2017	1,068 1,368 2,063 10,521 1,859	$ $ $ $ $	18,202 23,320 35,174 179,388 31,702
Peter B. Hamilton	40,000 45,000 90,000 12,000 12,000 7,500	— — — — — 7,500	— — — — — —	$ $ $ $ $ $	22.875 18.875 19.92 21.83 38.36 46.12	4/21/2009 7/26/2010 2/6/2011 4/30/2013 2/18/2014 1/31/2015

(1)	Options vest at a rate of 25 percent per year over the first four years of the 10-year option term. For example, with respect to Mr. McCoy’s grant of 6,000 options with an expiration date of 4/30/2013, 1,500 shares vested on 4/30/2003, 1,500 shares vested on 4/30/2004, 1,500 shares vested on 4/30/2005 and 1,500 shares vested on 4/30/2006.

(2)	Annual RSU grants and RSUs awarded under the annual SIP premium vest three years from date of grant. Retention RSUs awarded in 2006 vest 100 percent at the end of four years from the date of grant. For vesting of the performance share grant awarded to Mr. McCoy, see the discussion of performance shares under “Compensation Element” in the Compensation Discussion and Analysis.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1,2,3)
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dustan E. McCoy	—	$—	21,540	$700,862
Patrick C. Mackey	—	$—	17,768	$585,713
Peter G. Leemputte	—	$—	15,327	$509,735
John E. Stransky	5,000	$10,216	2,686	$85,033
B. Russell Lockridge	—	$—	7,262	$243,018
Peter B. Hamilton	30,000	$400,788	15,366	$524,027

(1)	Includes the following number of vested RSUs awarded under the annual SIP premium deferred on February 18, 2004, and vesting on January 12, 2007, using a market price of $30.52/share:

McCoy	Mackey	Leemputte	Stransky	Lockridge	Hamilton
—	—	1,064	—	—	—
$—	$—	$32,473	$—	$—	$—

(2)	Includes the following number of vested RSUs awarded on February 14, 2004, and vesting on February 14, 2007, using a market price of $33.62/share:

McCoy	Mackey	Leemputte	Stransky	Lockridge	Hamilton
2,190	2,181	1,704	—	983	—
$73,628	$73,325	$57,288	$—	$33,048	$—

(3)	Includes the following number of vested RSUs awarded under the annual SIP premium vesting because age and years of service equal 65 using a market price of $30.52/share:

McCoy	Mackey	Leemputte	Stransky	Lockridge	Hamilton
6,791	3,028	—	1,639	—	—
$207,261	$92,415	$—	$50,022	$—	$—

2007 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
John E. Stransky	Salaried Pension Plan	18.92	$471,381	$—

	Supplemental Salaried Pension Plan	18.92	$499,954	$—

Peter B. Hamilton	Salaried Pension Plan	11.17	$1,021,705	$80,752

	Supplemental Salaried Pension Plan	23.67	$3,524,332	$278,551

(1)	Under an agreement with Brunswick, Mr. Hamilton’s years of service credited under the Supplemental Salaried Pension Plan include credit for 12.5 years of service with a previous employer. Mr. Hamilton’s pension under this plan will be reduced by the pension he receives from that employer. The values shown in the above table include this reduction.

Narrative to Pension Benefits Table

Messrs. Stransky and Hamilton are the only NEOs who participate in Brunswick’s pension plans. The Salaried Pension Plan is a non-contributory plan providing for benefits following retirement under a formula based upon age, years of participation in the plans up to 30 years and the average of the three highest consecutive years’ earnings (salaries, annual BPP and commissions, but excluding payouts under the SIP). Participation in the salaried pension plan is frozen, with no new participants being added after April 1, 1999.

Assumptions used in determining the present value of accumulated benefit are the following:

•	Retirement at age 65

•	Pre- and Post-Retirement Mortality according to the RP2000 Generational Combined White-Collar Adjustment Table for annuity benefits

•	6.5 percent discount rate for annuity benefits

The Company also maintains a supplemental pension plan pursuant to which benefits are equal to the benefits that would have been payable to the participant under the Salaried Pension Plan but for the limitations imposed on such benefits by sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(3)
Dustan E. McCoy	$479,891	$109,186	$(460,401)	$—	$5,474,487
Patrick C. Mackey	$147,992	$71,507	$(14,892)	$—	$6,291,971
Peter G. Leemputte	$22,247	$61,391	$(178,048)	$—	$1,779,118
John E. Stransky	$58,920	$11,946	$(205,271)	$—	$553,452
B. Russell Lockridge	$13,428	$33,444	$(313,718)	$—	$1,433,592
Peter B. Hamilton	$—	$4,082	$129,701	$5,222,212	$—

(1)	100 percent of the amount for each NEO in this column is reported in the Summary Compensation Table.

(2)	Amounts in this column include above-market interest reported for 2007 in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	Of Messrs. McCoy and Mackey’s balances, $94,034 and $89,776 were reported as earnings in the Summary Compensation Table for the 2006 Proxy Statement.

Narrative to Non-Qualified Deferred Compensation Table

The Non-Qualified Deferred Compensation table presents amounts deferred in 2007 under the Elective Incentive Deferred Compensation, Restoration (non-qualified plan to provide for contributions in excess of IRS limits) and Automatic Deferred Compensation plans plus effect of previous deferrals.

Under the Elective Incentive Deferred Compensation Plan, participants may defer up to 100 percent of BPP and SIP awards. Deferrals may be made as cash or stock. Cash deferrals are credited with earnings and losses based on the rate of return of mutual funds selected by the executive. The investment options mirror those of the qualified 401(k) plan and are managed by the participant in the same manner. Stock deferrals are valued on the same bases as Brunswick common stock and are credited with a 20 percent premium with a three-year vesting period.

Under the Restoration Plan, participants may defer up to 40 percent of their base salary, BPP and SIP. Deferrals are credited with earnings and losses based on the rate of return of mutual funds selected by the executive. The investment options mirror those of the qualified 401(k) plan and are managed by the participant in the same manner. Brunswick contributes to this plan according to the following formulas:

Rewards Plan Participants (Messrs. McCoy, Mackey, Leemputte and Lockridge): One dollar for every dollar contributed by the employee, up to 3 percent of annual pay, and 50 cents for every dollar on the next 2 percent, plus an annual 3 percent profit sharing contribution and a variable profit sharing contribution up to 6 percent based on company performance.

Brunswick Retirement Savings Plan Participants (Messrs. Stransky and Hamilton): 5 percent of employee contributions, up to 6 percent of annual pay, plus an annual discretionary contribution of up to 25 percent of employee contributions as determined by the board of directors.

The rate of return in 2007 for each fund and the NEOs who selected those funds in the Elective Incentive Deferred Compensation Plan and the Restoration Plan are indicated in the following table:

Fund	Rate of Return	McCoy	Mackey	Leemputte	Lockridge	Stransky	Hamilton
Brunswick Short Term Bond	5.94%	X	X	X	X	X
Vanguard Total Bond Market Index	6.92%		X	X		X
Vanguard Wellington	8.34%					X
Royce Premier	9.41%				X
Vanguard 500 Index	5.39%		X	X		X
Vanguard Morgan Growth	11.22%				X	X
Vanguard Windsor II	2.23%			X		X
Vanguard Total Int’l Stock Index	15.52%		X		X	X	X
Brunswick ESOP Company Stock	-44.81%		X
Vanguard Prime Money Market Fund	5.14%					X
Vanguard Target Retirement Income	8.17%
Vanguard Target Retirement 2005	8.12%
Vanguard Target Retirement 2015	7.55%
Vanguard Target Retirement 2025	7.59%
Vanguard Target Retirement 2035	7.49%
Vanguard Target Retirement 2045	7.47%

Under the Automatic Deferred Compensation Plan, participants are required to defer annual earnings in excess of $1.5 million to protect the tax deductibility to the Company of such compensation under Section 162(m) of the Internal Revenue Code. Deferred cash equivalent balances are credited with (i) an interest rate equal to the greater of the prime rate at JP Morgan Chase plus 4 percent, or Brunswick’s short-term borrowing rate or (ii) returns on securities selected by the executive. If the executive has an election in place to defer their SIP into stock, automatic deferrals are deferred as stock and are credited with a 20 percent premium with a three-year vesting period.

Distributions of cash deferrals are made six months post termination. Stock deferrals may be distributed upon vesting of the 20 percent premium, depending on the distribution selection made at the time of the deferral election.

Other Potential Post-Employment Payments

Brunswick has entered into severance and Change in Control agreements with certain of its senior executives, including each of the NEOs, incorporated in the Terms and Conditions of Employment.

Agreements

Under an agreement with Brunswick dated September 18, 2006, Mr. McCoy is entitled to certain severance benefits if his employment is terminated by Brunswick other than for cause or disability. The agreement defines termination to include resignation by Mr. McCoy for Good Reason, including a Change in Control of Brunswick or other substantial changes in the terms and conditions of Mr. McCoy’s employment.

If a termination covered by the agreement occurs prior to a Change in Control, Mr. McCoy is entitled to a severance payment equal to two times the sum of (i) annual salary, (ii) targeted annual award under the BPP, and (iii) the Company’s profit-sharing, 401(k) match and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. If the termination occurs after a Change in Control, Mr. McCoy is entitled to a severance payment equal to three times the sum of (i) annual salary, (ii) the larger of targeted annual BPP award for the year of termination or the year in which the Change in Control occurs, (iii) the most recent full-cycle target award under SIP, and (iv) the Company’s profit sharing, 401(k) match and other Company contributions made on his behalf to the Company’s tax-qualified and non-qualified defined contribution plans during the 12-month period prior to the date of termination. In addition to these severance payments, Mr. McCoy would be entitled to receive: any annual BPP award earned for the preceding year that had not yet been paid at the time of termination; and medical, dental, vision, and prescription coverage for up to two years (three years if there is a Change in Control). If termination occurs following a Change in Control, Mr. McCoy is entitled to a full gross-up for any excise tax on excess payments which exceed 110 percent of the safe harbor limit. In addition, Mr. McCoy would fully vest in all outstanding stock options, stock appreciation rights, performance shares and restricted stock unit awards.

The definition of Change in Control includes: (i) the acquisition of 25 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick; (ii) the failure of the incumbent Board of Directors to constitute a majority of Brunswick’s Board of Directors, excluding new directors who (a) are approved by a vote of at least 50 percent of the members of the incumbent Board of Directors and (b) did not join the Board following a contested election of directors; (iii) a merger of Brunswick with another corporation, other than a merger in which Brunswick’s shareholders receive at least 60 percent of the voting stock outstanding after the merger or a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of Brunswick’s voting stock and the Board of Directors is comprised of a majority incumbent directors; or (iv) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick’s assets.

The terms of the agreement require Mr. McCoy to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

Brunswick’s other NEOs are entitled to severance and Change in Control benefits substantially similar to those described above for Mr. McCoy, except that after a Change in Control, benefits are paid only upon effective termination, and in the case of effective termination prior to a Change in Control, the multiplier used to determine severance benefits is one and one-half times (1.5x), and payout under the BPP is at the discretion of the Chairman and Chief Executive Officer.

The terms of the agreement require the other NEOs to consent to certain confidentiality, non-competition and non-solicitation provisions, and to execute a general release.

Payment Obligations Under Termination Scenarios

The following table indicates the Company’s payment obligations resulting from effective termination before and after a Change in Control. For purposes of the estimated payments following the table, a December 31, 2007 termination date is assumed.

	Termination prior to Change in Control(1)		Termination after Change in Control(1)
Payment equal to multiple of Base Salary, BPP and Defined Contribution plan contributions	X	(2)	X	(3)
Payment equal to multiple of SIP			X	(4)
Stock Options/SARs			X	(5)
RSUs			X	(6)
Performance Shares			X	(6)
Benefits (7)	X		X

(1)	Other than for cause or due to voluntary resignation without good reason.

(2)	Payment is two times the sum of salary, target BPP and defined contribution plan contributions for Mr. McCoy and one and one-half times the salary, target BPP (at the discretion of the Chairman and Chief Executive Officer) and defined contribution plan contributions for the other NEOs. The amounts payable to each NEO are:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$4,224,172	$1,106,526	$870,587	$484,712	$612,066

Payment of BPP for NEOs other than Mr. McCoy is at the discretion of the Chairman and Chief Executive Officer and would represent the following amounts if paid at target:

Mackey	Leemputte	Stransky	Lockridge
$653,400	$503,400	$239,250	$269,250

(3)	Payment multiple is three times for all NEOs. The amounts payable to each NEO would be the following:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$6,336,258	$4,173,252	$3,251,374	$1,687,174	$2,031,882

(4)	Payment multiple is three times for all NEOs. The amounts payable to each NEO would be the following:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$3,261,600	$1,960,200	$1,510,200	$717,750	$807,750

(5)	All unvested stock options/SARs immediately vest upon a Change in Control, regardless of whether the NEO terminates employment. The values of each NEO’s unvested holdings as of December 31, 2007, using a market price of $17.05/share are the following:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$ —	$ —	$ —	$ —	$ —

(6)	All unvested RSUs immediately vest upon a Change in Control, regardless of whether the NEO terminates employment. Mr. McCoy’s Performance Shares immediately vest at maximum (130% of target) performance. The values of each NEO’s unvested holdings as of December 31, 2007, using a market price of $17.05/share are the following:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$1,556,631	$374,230	$439,583	$83,136	$278,068

(7)	Each of the NEOs is entitled to Company-provided continuation of benefits for the NEOs and eligible dependents, on substantially the same terms of such coverage that are in existence immediately prior to the NEO’s date of termination, until the earlier of: (A) the date on which the NEO becomes employed by another employer, or (B) the end of the NEO’s severance period (which is 24 months for the Chairman and Chief Executive Officer and 18 months for the other NEOs in the case of termination prior to a Change in Control, and 36 months for all NEOs in the case of termination following a Change in Control); provided, however, that such coverage shall run concurrently with any coverage available to the NEO and eligible dependents under COBRA; and provided further, however, that the NEO shall immediately notify the Company if he becomes covered under Medicare or another employer’s group health plan, at which time the Company’s provision of medical coverage for the NEO and eligible dependents at the subsidized rate will cease.

The estimated present value of these benefits provided during the severance period, based on current COBRA rates, is as follows:

	McCoy	Mackey	Leemputte	Stransky	Lockridge
Severance	$16,572	$15,823	$20,535	$20,535	$16,020
Change in Control	$24,857	$31,645	$41,071	$41,071	$32,039

As a defined benefit plan participant, Mr. Stransky receives additional credited years of service for 18 months in the case of severance and 36 months in the case of a Change in Control. The estimated present value of Mr. Stransky’s additional pension benefit is as follows:

Stransky
Severance	$228,078
Change in Control	$474,816

If any element of compensation or benefit provided to any NEO as a result of a Change in Control constitutes an “excess parachute payment” and subjects such NEO to the excise tax pursuant to Section 4999 of the Code, then the payment shall be grossed up to cover the excise tax and any additional income tax attributable to the excise tax gross-up. If it is determined that the aggregate amount of the payment that would be payable to the NEO does not exceed 110 percent of the safe harbor limit (amount that could be paid to the NEO without giving rise to any liability for excise taxes) no excise tax gross-up shall be made, and the payment to the NEO shall be reduced to the largest amount which would not cause any excise taxes to be payable by the NEO.

Had a termination occurred on December 31, 2007, following a Change in Control, the following additional gross-up payments would be required:

McCoy	Mackey	Leemputte	Stransky	Lockridge
$4,309,674	$2,548,138	$1,730,287	$1,139,784	$—

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the Compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Nolan D. Archibald	$103,756	$43,341	—	—	—	$27,768	$174,865
Jeffrey L. Bleustein	$107,500	$33,000	—	—	—	$4,158	$144,658
Michael J. Callahan	$113,740	$33,000	—	—	—	$2,306	$149,046
Cambria W. Dunaway	$99,990	$33,000	—	—	—	$19,509	$152,499
Manuel A. Fernandez	$119,983	$44,997	—	—	—	$25,238	$190,218
Peter Harf	$44,766	$37,496	—	—	—	$647	$82,909
Graham H. Phillips	$103,738	$33,000	—	—	—	$14,750	$151,488
Roger W. Schipke	$53,746	$33,000	—	—	—	$22,993	$109,739
Ralph B. Stayer	$110,010	$43,999	—	—	—	$25,369	$179,378
J. Steven Whisler	$—	$10,320				$849	$11,169
Lawrence A. Zimmerman	$119,983	$44,997	—	—	—	$18,593	$183,573

(1)	Dustan E. McCoy, the Company’s Chairman and Chief Executive Officer, and Peter B. Hamilton, the Company’s former Vice Chairman and President – Brunswick Boat Group, are not included as they were employees of the Company and received no additional compensation for their service as directors. The compensation received by Messrs. McCoy and Hamilton as employees of the Company is shown in the Summary Compensation Table above.

(2)	Amounts in this column reflect 2007 annual fees earned by each non-employee director. The following table shows the amount of fees that each director elected to receive in the form of Common Stock rather than cash. As explained further below, directors may elect to take their cash fees in the form of currently distributable Common Stock (at market value) or deferred Common Stock (with a 20 percent premium).

Name	Fees Paid in Common Stock
Nolan D. Archibald	$103,756
Jeffrey L. Bleustein	$53,750
Michael J. Callahan	$56,865
Cambria W. Dunaway	$49,990
Manuel A. Fernandez	$119,983
Peter Harf	$44,766
Graham H. Phillips	$51,863
Roger W. Schipke	$26,871
Ralph B. Stayer	$110,010
J. Steven Whisler	—
Lawrence A. Zimmerman	$119,983

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with FAS 123R. Amounts in this column include both the 2007 annual RSU grants and, for directors who have elected to receive a portion of their fee in deferred Common Stock, the portion of any such grant of deferred Common Stock that is attributable to the 20 percent premium that is applied in determining the size of all such grants. For assumptions used in the valuation of such awards, see Note 15 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The grant date fair value of awards in this column is as follows:

Name	Grant Date Fair Value of 2007 Annual RSU Grant	Grant Date Fair Values of Shares Attributable to 20% Premium Applied to Deferral of Fees
Nolan D. Archibald	$33,000	$10,341
Jeffrey L. Bleustein	$33,000	—
Michael J. Callahan	$33,000	—
Cambria W. Dunaway	$33,000	—
Manuel A. Fernandez	$33,000	$11,997
Peter Harf	$33,000	$4,496
Graham H. Phillips	$33,000	—
Roger W. Schipke	$33,000	—
Ralph B. Stayer	$33,000	$10,999
J. Steven Whisler	$10,320	—
Lawrence A. Zimmerman	$33,000	$11,997

The following table discloses certain additional information with respect to stock awards to non-employee directors:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2007
Nolan D. Archibald	3,153
Jeffrey L. Bleustein	3,153
Michael J. Callahan	3,153
Cambria W. Dunaway	1,559
Manuel A. Fernandez	3,153
Peter Harf	—
Graham H. Phillips	3,153
Roger W. Schipke	—
Ralph B. Stayer	3,153
J. Steven Whisler	516
Lawrence A. Zimmerman	2,348

(4)	This column is not applicable because non-employee directors do not receive options.

(5)	This column is not applicable because non-employee directors do not participate in any non-equity incentive plans.

(6)	This column is not applicable because non-employee directors do not participate in any defined benefit or actuarial pension plans (including supplemental plans) or receive any dividends on deferred compensation.

(7)	The amounts shown in this column include the value of the following perquisites and benefits provided to directors:

Product Program: The incremental cost to Brunswick of products provided during the current year, and gross-ups for taxes incurred in prior periods and paid in the current year, are as follows:

Name	Product Cost	Gross-up
Nolan D. Archibald	$13,997	$8,174
Jeffrey L. Bleustein	$2,825	—
Michael J. Callahan	—	—
Manuel A. Fernandez	$11,762	$2,824
Peter Harf	—	—
Graham H. Phillips	$1,645	$11,541
Roger W. Schipke	$14,991	$5,873
Ralph B. Stayer	$10,816	$9,227
Lawrence A. Zimmerman	$10,267	$6,886

Other Perquisites and Benefits: In addition to the availability of the product program described above, each director received a holiday gift from the Company valued at $849. In addition, Ms. Dunaway and Messrs. Archibald, Fernandez and Stayer took advantage of Brunswick’s boat leasing program for directors that allowed them to lease boats without additional charges during 2007. Brunswick paid life insurance premiums for Messrs. Callahan and Shipke under a former group insurance policy and paid a medical claim for Mr. Shipke under a former policy.

Narrative to Director Compensation Table

Annual Fee and Deferred Stock Awards. Directors who are not employees are entitled to an annual fee of $100,000. The presiding director and the director who is the chair of the Audit Committee are entitled to an additional fee of $20,000 each, and the other members of the Audit Committee are entitled to an additional fee of $10,000 due to the increased time commitment required of those directors. The director who chairs the Human Resources and Compensation Committee also is entitled to an additional annual fee of $10,000. The directors who chair the Finance and Nominating and Corporate Governance Committees are entitled to an additional annual fee of $7,500 each. Each director who serves on more than one committee is entitled to an additional annual fee of $7,500, unless the director already receives additional fees for serving on both committees. One-half of each director’s annual fee, including additional annual fees, is paid in Brunswick Common Stock, the number of shares of which is determined by the closing price of Brunswick Common Stock on the date of the award. The receipt of these shares may be deferred until a director retires from the Board. Each director may elect to have the remaining one-half paid as follows:

•	In cash;

•	In Brunswick Common Stock distributed currently; or

•	In deferred Brunswick Common Stock with a 20 percent premium.

For directors who elect to receive deferred Brunswick Common Stock, the number of shares to be received upon retirement is determined by multiplying the cash amount by 1.2, then dividing that amount by the closing price of Brunswick Common Stock on the date of award.

Each non-employee director is also entitled to an annual grant, on the date of the Annual Meeting, of 1,000 Restricted Stock Units (RSUs), deferred until the director retires from the Board. A director joining the Board during the course of a year is entitled to a pro rata number of RSUs. For purposes of calculating a pro rata RSU grant, a director begins to receive credit for serving on the Board in the first calendar quarter that commences after the date on which the director joined the Board.

Stock Ownership Guidelines. In February 2003, the Board of Directors adopted stock ownership guidelines for non-employee directors. By April 30, 2006, each non-employee director who was a director as of February 2003 must have owned at least 10,000 shares of Brunswick Common Stock, and by April 30, 2008, each non-employee director who was a director as of February 2003 must own at least 20,000 shares of Brunswick Common Stock. A new non-employee director will be expected to meet these levels of stock ownership within three and five years, respectively, of the date on which service as a director begins. For the purpose of satisfying the guidelines, deferred stock awards are included.

Brunswick Product Program. Directors are encouraged to use Brunswick products to enhance their understanding and appreciation of Brunswick’s business. Directors may receive Brunswick products with an aggregate value of up to $15,000 annually. The value of the products is included in the directors’ taxable income, and Brunswick reimburses directors for applicable tax liability associated with the receipt of products. In addition, directors may lease boats from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of a director’s $15,000 product allowance may be applied to defray those taxes. Directors also may purchase Brunswick products at reduced prices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Brunswick’s directors, executive officers and any persons who own more than 10 percent of Brunswick Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms were filed in a timely manner during 2007.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of Brunswick Corporation:

The following is the report of the Audit Committee with respect to Brunswick’s audited financial statements for the fiscal year ended December 31, 2007.

Overview of Audit Committee Function

The Audit Committee oversees Brunswick’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter, a copy of which is available at www.brunswick.com/_media/pdfs/1197577227AuditCommitteeCharter.pdf.

Independence of Audit Committee Members

The Board of Directors has determined that all members of the Audit Committee are independent, within the meaning of the New York Stock Exchange Listed Company Manual.

Review with Management

The Audit Committee has reviewed and discussed Brunswick’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), Brunswick’s independent registered public accounting firm for the fiscal year ended December 31, 2007, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, other professional standards and regulatory requirements currently in effect. Statement on Auditing Standards No. 61 requires an auditor to discuss with the Audit Committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the company’s financial reporting.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young its independence from Brunswick. The Audit Committee has also reviewed the non-audit services provided by Ernst & Young and considered whether the provision of those services was compatible with maintaining Ernst & Young’s independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Brunswick’s Board of Directors that the audited financial statements be included in Brunswick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit Committee of the Board of Directors

Lawrence A. Zimmerman (Chairman)

Michael J. Callahan

Ralph C. Stayer

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, independent registered public accounting firm, as auditors for Brunswick and its subsidiaries for fiscal year 2008. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young as the independent registered accounting firm for Brunswick and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young has served as independent registered public accounting firm for Brunswick and its subsidiaries since 2002. Representatives of Ernst & Young will be present at the Annual Meeting and be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

The Board of Directors and the Audit Committee

recommend a vote FOR this proposal.

Fees Incurred for Services of Ernst & Young

Brunswick incurred the following fees for services rendered by Ernst & Young, Brunswick’s independent auditor during the fiscal years ended December 31, 2007 and 2006:

Audit Fees: The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Brunswick’s annual financial statements for fiscal years 2007 and 2006, reviews of the financial statements included in Brunswick’s related Quarterly Reports on Form 10-Q during such fiscal years, registration statements and accounting and financial reporting consultations were $5,370,000 and $5,608,000, respectively.

Audit-Related Fees: The aggregate fees billed by Ernst & Young for professional services rendered for audit-related activities for Brunswick for 2007 and 2006 were $120,000 and $111,000, respectively. Audit-related services principally include employee benefit plan audits.

Tax Fees: The aggregate fees billed by Ernst & Young for fiscal years 2007 and 2006 for tax-related services, were $453,000 and $174,000, respectively. Such fees involved the following activities: tax compliance services and tax consulting services.

All Other Fees: There were no fees billed by Ernst & Young for fiscal years 2007 and 2006 for services other than those described in the preceding paragraphs. All of the services described above were pre-approved by the Audit Committee.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all audit and non-audit services to be provided by Brunswick’s independent registered public accounting firm. The Audit Committee has adopted a two-tiered approach toward granting such pre-approvals. Each year it approves an overall budget for audit and non-audit services. Unless the Audit Committee has pre-approved a type of service to be provided by the independent registered public accounting firm, the service will require specific pre-approval by the Audit Committee. The Audit Committee must specifically pre-approve any proposed service exceeding pre-approved cost levels.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Brunswick’s proxy materials for its 2009 annual meeting, a shareholder proposal must be received at Brunswick’s principal executive offices at 1 N. Field Court, Lake Forest, Illinois 60045-4811 (fax no. 847-735-4433; e-mail corporate.secretary@brunswick.com) by November 26, 2008.

In addition, a shareholder may wish to have a proposal presented at the 2009 annual meeting, but not to have such proposal included in Brunswick’s proxy materials relating to that meeting. Brunswick’s By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board. A shareholder proposal or nomination intended to be brought before the 2009 annual meeting must be delivered to the Secretary between January 7, 2009 and February 6, 2009.

* * *

Brunswick encourages you to vote on the matters that will be presented to Brunswick shareholders at the Annual Meeting. Please vote as soon as possible so that your shares will be represented. You may vote by telephone or on the Internet by following the instructions on the Notice or, if you requested printed materials, by indicating your choices on the proxy card and dating, signing and returning it promptly in the envelope provided.

By order of the Board of Directors,

Lloyd C. Chatfield II
Secretary

Lake Forest, Illinois
March 25, 2008

BRUNSWICK CORPORATION 1 N. FIELD COURT LAKE FOREST, IL 60045-4811	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern time on Tuesday, May 6, 2008. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Brunswick Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern time on Tuesday, May 6, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brunswick Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BRNSW1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRUNSWICK CORPORATION
The Board of Directors recommends a vote FOR proposals 1 and 2.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors-Nominees
01) Cambria W. Dunaway
02) Dustan E. McCoy
03) Ralph C. Stayer	☐	☐	☐
				For	Against	Abstain
2. Ratification of the Audit Committee’s selection of Ernst & Young LLP as independent registered public accounting firm				☐	☐	☐

In their discretion, on such other business as may properly come before the meeting

This proxy will be voted as directed by the shareholder. If no direction is made, this proxy will be voted for all of the director nominees identified in Proposal 1 and for Proposal 2.

NOTE: Please sign exactly as name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full name.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

ELECTRONIC ACCESS		Yes	No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

		☐	☐	Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

TWO ADDITIONAL WAYS TO VOTE

Vote by Internet	Vote by Telephone

It’s fast, convenient, and your vote is
immediately confirmed and registered.	It’s fast, convenient, and your vote is
You may also give your consent to have all	immediately confirmed and registered.
future proxy statements and annual reports
delivered to you electronically.
Call toll-free on a touch-tone phone in the
Go to Web site	U.S. or Canada
www.proxyvote.com	1-800-690-6903
Follow these three easy steps:	Follow these three easy steps:
• Read the accompanying Proxy Statement and Proxy Card.	• Read the accompanying Proxy Statement and Proxy Card.
• Go to Web site www.proxyvote.com.	• Call the toll-free phone number above.
• Follow the simple instructions.	• Follow the simple instructions.

VOTE 24 HOURS A DAY
DO NOT RETURN PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE
Registered

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

Proxy

Solicited on behalf of the Board of Directors of

BRUNSWICK CORPORATION

The undersigned hereby appoints P.G. Leemputte, L.C. Chatfield, II and K.M. Coleman, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all shares of Common Stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2008, or any adjournment thereof.

This proxy also provides voting instructions for shares held by Vanguard Fiduciary Trust Company, the trustee for the Brunswick Retirement Savings Plan and the Brunswick Rewards Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in these plans. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received.

This proxy/voting instruction card is solicited pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be voted, by mail, Internet or telephone, in time to reach the Company’s proxy tabulator, Broadridge, no later than 5:00 p.m. Eastern time on Tuesday, May 6, 2008, for all registered shares to be voted and no later than 5:00 p.m. Eastern time on Friday, May, 2, 2008, for the Trustee to vote the Plan shares. Individual proxy voting and voting instructions will be kept confidential.

Address changes/comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)